Exhibit 10(a)

WD-40 COMPANY

_______________________________

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

_______________________________

3.39% Series A Senior Notes Due November 15, 2032

($20,000,000 Aggregate Original Principal Amount)

$105,000,000 Private Shelf Facility

November 15, 2017

Information Schedule

Schedule A	—	Purchaser Schedule Related to Series A Purchasers
Schedule B	—	Defined Terms
Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock
Schedule 5.15	—	Existing Indebtedness
Schedule 10.1	—	Permitted Existing Liens
Schedule 10.2	—	Permitted Existing Investments
Schedule 10.3	—	Permitted Existing Indebtedness

Exhibit A-1	—	Form of 3.39% Series A Senior Note due November 15, 2032
Exhibit A-2	—	Form of Shelf Note
Exhibit B	—	Form of Request for Purchase
Exhibit C	—	Form of Confirmation of Acceptance
Exhibit D-1	—	Form of Multiparty Guaranty
Exhibit D-2	—	Form of Indemnity and Contribution Agreement
Exhibit E	—	Form of Opinion of Special Counsel for the Credit Parties
Exhibit F	—	Form of Compliance Certificate

Table of Contents

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Table of Contents

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WD-40 COMPANY
9715 Businesspark Avenue
San Diego,  CA 92131

November 15, 2017

PGIM, Inc.
Each Prudential Affiliate (as hereinafter defined) which is
a signatory of this Agreement or becomes bound by certain
provisions of this Agreement as hereinafter provided)

c/o Prudential Capital Group
2029 Century Park East, Suite 715
Los Angeles, California 90067

Ladies and Gentlemen:

The undersigned, WD-40 Company, a Delaware corporation  (the “Company”), agrees with each of the Purchasers as follows:

1Authorization of Notes

1ASeries A Notes.

The Company will authorize the issue and sale of $20,000,000 aggregate principal amount of its 3.39%  Series A Senior Notes due November 15, 2032 (the “Series A Notes”).  The Series A Notes shall be substantially in the form set out in Exhibit A-1.  Certain capitalized and other terms used in this Agreement are defined in Schedule B and, for purposes of this Agreement, the rules of construction set forth in Section 21.4 shall govern.

1BAuthorization of Issue of Shelf Notes.

The Company will authorize the issue and sale of its additional senior notes (the “Shelf Notes”) in the aggregate principal amount of up to $105,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 15½  years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 15½  years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to Section 2B(5), and to be substantially in the form of Exhibit A-2.  The Series A Notes and the Shelf Notes are referred to herein as the “Notes.”  Notes that have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2Sale And Purchase of Notes

2ASALE AND PURCHASE OF SERIES A NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Series A Purchaser and each Series A Purchaser will purchase from the Company,  on the Series A Closing Day as provided for in Section 3, Series A Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

2BSale and Purchase of Shelf Notes.

2B(1)Facility.  PIM is willing to consider, in its sole discretion and within limits that may be authorized for purchase by PIM and Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.  The willingness of PIM to consider such purchase of Shelf Notes is herein called the “Facility.”  At any time, (i) the aggregate principal amount of Shelf Notes stated in Section 1B,  minus (ii) the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus (iii) the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.  NOTWITHSTANDING THE WILLINGNESS OF PIM TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PIM NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PIM OR ANY PRUDENTIAL AFFILIATE.

2B(2)Issuance Period.  Shelf Notes may be issued and sold pursuant to the Facility until the earlier of (i) November 15, 2020 (or if such date is not a Business Day, the Business Day next preceding such date), and (ii) the thirtieth day after PIM shall have given to the Company, or the Company shall have given to PIM, written notice stating that it elects to terminate the Facility (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day).  The period during which Shelf Notes may be issued and sold pursuant to the Facility is herein called the “Issuance Period.”

2B(3)Request For Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”).  Each Request for Purchase shall be made to PIM by email or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility

Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (which shall be no more than 15½  years from the date of original issuance), and principal prepayment dates and amounts (which shall result in an average life of no more than 15½  years from the date of original issuance) of the Shelf Notes covered thereby, (iii) specify the interest payment periods (which shall be monthly, quarterly or semi-annually), (iv) specify the use of proceeds of such Shelf Notes, (v) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 Business Days and not more than 90 days after the making of such Request for Purchase, (vi) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vii) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (viii) be substantially in the form of Exhibit B attached hereto.  Each Request for Purchase shall be in writing and shall be deemed made when received by PIM.

2B(4)Rate Quotes.  Not later than 5 Business Days after the Company shall have given PIM a Request for Purchase pursuant to Section 2B(3), PIM may, but shall be under no obligation to, provide to the Company by telephone interest rate quotes for the several principal amounts, maturities and principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which PIM or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(5)Acceptance.  Within 2 minutes after PIM shall have provided any interest rate quotes pursuant to Section 2B(4) or such shorter period as PIM may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to Section 2B(6), elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying PIM by telephone or email within the Acceptance Window (but not earlier than 9:30 a.m. or later than 1:30 p.m. (or such later time as PIM may agree), New York City local time) that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates.  The day the Company notifies PIM of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which PIM does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  Subject to Section 2B(6) and the other terms and conditions hereof, the Company agrees to sell to PIM or a Prudential Affiliate, and PIM agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Accepted Notes.  As soon as practicable following the Acceptance Day, the Company, PIM and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C (herein called a “Confirmation of Acceptance”).  If the Company should fail to execute and return to PIM within 2 Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, PIM may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(6)Market Disruption.  Notwithstanding Section 2B(5), if PIM shall have provided interest rate quotes pursuant to Section 2B(4) and thereafter, prior to the time an Acceptance with respect to such quotes shall have been notified to PIM in accordance with Section 2B(5), the domestic market for United States treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for United States treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies PIM of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and PIM shall promptly notify the Company that the provisions of this Section 2B(6) are applicable with respect to such Acceptance.

2B(7)Facility Closings.  Not later than 1:30 p.m. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Vedder Price P.C.,  275 Battery Street, Suite 2464, San Francisco, California 94111 (or such other address as PIM may specify in writing), the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on such Closing Day, dated the applicable Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the account specified in the Request for Purchase of such Notes.  If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 2:00 p.m., New York City local time, on such scheduled Closing Day notify PIM (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to PIM (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2B(8)(ii), or (ii) such closing is to be canceled and the Company will pay the Cancellation Fee as provided in Section 2B(8)(iii).  In the event that the Company shall fail to give such notice referred to in the immediately preceding sentence, PIM (on behalf of each Purchaser) may at its election, at any time after 2:00 p.m., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled and the Company is obligated to pay the Cancellation Fee as provided in Section 2B(8)(iii).  Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Notes on not more than one occasion, unless PIM shall have otherwise consented in writing.

2B(8)Fees.

2B(8)(i)[Intentionally omitted.]

2B(8)(ii)Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company shall pay to or as directed by PIM, on the Cancellation Date or actual Closing Day of such purchase and sale, an amount (the “Delayed Delivery Fee”) equal to:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on an alternative Dollar investment of the highest quality selected by PIM having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note; “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.

In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 2B(7).

2B(8)(iii)Cancellation Fee.  If the Company at any time notifies PIM in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if PIM notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of Section 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company shall pay to or as directed by PIM in immediately available funds on the Cancellation Date an amount (the “Cancellation Fee”) equal to:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by PIM) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by PIM) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2B(8)(ii).  The foregoing bid and ask prices shall be as reported by such publicly available source of such market data as is then customarily used by PIM, and rounded to the second decimal place.

In no case shall the Cancellation Fee be less than zero.

3SERIES A CLOSING.

The sale and purchase of the Series A Notes to be purchased by each Series A Purchaser shall occur at the offices of Vedder Price P.C., 275 Battery Street, Suite 2464, San Francisco, CA 94111, at 9:00 a.m., San Francisco time, at a closing on November 15, 2017 (the “Series A Closing Day”).  On the Series A Closing Day, the Company will deliver to each Series A Purchaser the Series A Notes to be purchased by such Purchaser in the form of a single Series A Note (or such greater number of Series A Notes in denominations of at least $1,000,000 as such Purchaser may request) dated the Series A Closing Day and registered in such Series A Purchaser’s name (or in the name of its nominee), against delivery by such Series A Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 1459065270 at Bank of America, N.A., 450 B Street, San Diego, CA 92101, ABA NUMBER 026009593.  If on the Series A Closing Day the Company shall fail to tender such Series A Notes to any Series A Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

4Conditions.

The effectiveness of this Agreement is subject to the satisfaction of the conditions set forth in Section 4A, and the obligation of any Purchaser to purchase and pay for the Series A Notes or any Shelf Notes to be purchased by such Purchaser is subject to the fulfillment to its satisfaction, on or before the applicable Closing Day, of the conditions set forth in Section 4B:

4AConditions to Effectiveness of AGREEMENT.

4A(1)Certain Documents.  Such Purchaser shall have received the following documents, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser, and in full force and effect as of the Series A Closing Day with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(a)the Multiparty Guaranty, dated as of the date hereof, made by each of the Guarantors in favor and for the benefit of the holders from time to time of the Notes, in the form of Exhibit D-1 (as amended, restated, supplemented or otherwise modified from time to time, the “Multiparty Guaranty”);

(b)the Indemnity and Contribution Agreement, dated as of the date hereof, by and among the Credit Parties, in the form of Exhibit D-2 (as amended, restated, supplemented or otherwise modified from time to time, the “Indemnity and Contribution Agreement”);

(c)a fully executed and effective copy of an amendment or other modification of the Bank Credit Agreement to permit (i) the Indebtedness under the Series A Notes and the Shelf Notes, and (ii) the holders of Notes to be secured pari passu with the Indebtedness under the

Bank Credit Agreement pursuant to documentation (including an intercreditor agreement) satisfactory to PIM in the event the Company or any Subsidiary secures such Indebtedness; and

(d)a fully executed copy of the Bank Credit Agreement and all amendments or other modifications thereto,  accompanied by an Officer’s Certificate certifying that such documents constitute true, correct and complete copies of the Bank Credit Agreement and all amendments or other modifications thereto.

4A(2)Review of Bank Credit Agreement.  Such Purchaser shall be satisfied with its review of the provisions of the Bank Credit Agreement and all amendments and other modifications thereto.

4A(3)Payment of Special Counsel Fees.  Without limiting Section 15.1, the Company shall have paid on or before the date hereof the fees, charges and disbursements of the special counsel of PIM and the Series A Purchasers referred to in Section 4B(1)(g), to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the date hereof.

4BConditions to Each Closing.

4B(1)Certain Documents.  PIM and each Purchaser that is purchasing Notes on such Closing Day shall have received the following, each dated the applicable Closing Day (except as provided in clause (h)):

(a)the Note(s) to be purchased by such Purchaser;

(b)an Officer’s Certificate from the Company, certifying that the conditions specified in Sections 4B(3), 4B(4) and 4B(8) have been fulfilled;

(c)certified copies of the resolutions of each Credit Party (or, if such Person is a partnership, its general partner), authorizing the execution and delivery of the Transaction Documents to which such Credit Party is a party (and, in the case of such resolutions of the Company, authorizing the issuance of the applicable Series of Notes by the Company), and of all documents evidencing other necessary corporate or similar action and governmental approvals, if any, with respect to the Transaction Documents and the applicable Series of Notes;

(d)a certificate of the Secretary or an Assistant Secretary and one other officer of each of the Credit Parties (or, if such Person is a partnership, its general partner), certifying the names and true signatures of the officers of such Person authorized to sign the Transaction Documents to which such Credit Party is a party;

(e)certified copies of the articles or certificate of incorporation (or similar charter document) and by-laws, operating agreement or partnership agreement (or similar document), as applicable, of each Credit Party;

(f)a  favorable opinion of (i) Gordon Rees Scully Mansukhani, LLP, special counsel for the Credit Parties, satisfactory to such Purchaser and substantially in the form of Exhibit E, and as to such other matters as such Purchaser may reasonably request, and (ii) if requested by PIM, such other special counsel as to such matters as PIM may reasonably request.  The Company hereby directs such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such opinion will and is hereby authorized to rely on such opinion;

(g)a favorable opinion of Vedder Price P.C., special counsel for PIM and the Purchasers, as to such matters incident to the matters herein contemplated related to the applicable Series of Notes as such Purchaser reasonably requests;

(h)a good standing or similar certificate for each Credit Party (or its general partner, in the case of a partnership) from the appropriate Governmental Authority of its jurisdiction of organization, dated as of a recent date, and such other evidence of the status of such Persons as such Purchaser may reasonably request; and

(i)additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser prior to the applicable Closing Day.

4B(2)Payment of Fees.  The Company shall have paid to or as directed by PIM any fees due pursuant to or in connection with this Agreement, including any Delayed Delivery Fee due pursuant to Section 2B(8)(ii).

4B(3)Representations and Warranties.  The representations and warranties of the Company in Section 5 hereof shall, in each case, be correct when made and on and as of such Closing Day, except to the extent that any representation or warranty is made as of a specific earlier date, in which case such representation or warranty shall be correct as of such earlier date.

4B(4)Performance; No Default.  Each of the Credit Parties shall have performed and complied with all agreements and conditions contained in this Agreement and the other Transaction Documents to which such Credit Party is a party required to be performed or complied with by it prior to or at such Closing Day, and immediately before and immediately after giving effect to the issue and sale of the applicable Series of Notes (and the application of the proceeds thereof pursuant to the requirements of Section 5.14) no Default or Event of Default shall have occurred and be continuing.

4B(5)Purchase Permitted By Applicable Law, Etc.  Each Purchaser’s purchase of Notes on such Closing Day shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System), and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect (i)  on the Series A Closing Day (in the case of the Series A Notes) or (ii) on the Acceptance Day (in the case of any Shelf Notes).  If requested by any Purchaser of Notes on such Closing Day, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4B(6)Payment of Special Counsel Fees.  Without limiting Section 15.1, the Company shall have paid the fees, charges and disbursements of the special counsel of PIM and the Purchasers of the applicable Series of Notes referred to in Section 4B(1)(g), to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the applicable Closing Day.

4B(7)Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each Series of Notes to be issued on the applicable Closing Day.

4B(8)Changes in Structure.  The Company shall not have changed its jurisdiction of organization or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other Person at any time following the date of the most recent financial statements referred to in Section 5.5.

4B(9)Proceedings and Documents.  All corporate, organizational and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to each Purchaser purchasing Notes on the applicable Closing Day and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5RepresentationS and Warranties of the Company.

The Company represents and warrants to each Purchaser that:

5.1Organization; Power and Authority.

Each Credit Party is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Credit Party has the requisite power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Transaction Documents to which it is a party and to perform the provisions of such Transaction Documents which it is required to perform.

5.2Authorization, Etc.

This Agreement, the Notes and the other Transaction Documents to which any Credit Party is a party have been duly authorized by all necessary action on the part of such Credit Party, and each of this Agreement and such other Transaction Documents (other than the Notes) constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Credit Party that is party to such Transaction Document enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3Disclosure.

This Agreement, the financial statements referred to in Section 5.5 and the documents, certificates and other writings furnished to PIM or any other Purchaser by or on behalf of the Company or the other Credit Parties in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which they were made.   There is no fact known to the Company or any other Credit Party that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein, in the financial statements referred to in Section 5.5 or in the other documents, certificates and other writings furnished to PIM or any other Purchaser by or on behalf of the Company or the other Credit Parties in connection with the transactions contemplated hereby.

5.4Organization and Ownership of Equity in Subsidiaries; Affiliates.

(a)Schedule 5.4 contains complete and correct lists, as of the Series A Closing Day, of (i) the Company’s Subsidiaries, showing, as to each Subsidiary,  (A) the correct name thereof, (B) the jurisdiction of its organization, (C) the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, and (D) whether such Subsidiary is a Guarantor,  and (ii) the Company’s directors and senior officers.

(b)All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)Each Subsidiary (other than the Credit Parties) is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5Financial Statements.

The Company has furnished or has otherwise made available to each Purchaser of the Series A Notes and any Accepted Notes with the following financial statements:  (i) consolidated balance sheets of the Company and its Subsidiaries as of the last day in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released), and consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for each such year, all certified by independent certified public accountants of recognized national standing; and (ii) unaudited consolidated balance sheets of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of the most recent fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods and the comparable quarterly period in the immediately preceding fiscal year.  All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in writing to the Purchasers.  Since the end of the most recent fiscal year for which such audited financial statements have been furnished, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5.6Compliance with Laws; Other Instruments, Etc.

The execution, delivery and performance by each Credit Party of the Transaction Documents to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Credit Party or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter (or similar constitutive documents) or bylaws (or similar documents), shareholders agreement or any other agreement or instrument to which any Credit Party or any of its Subsidiaries is bound or by which any Credit Party or any of its Subsidiaries or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to any Credit Party or any of its Subsidiaries, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Credit Party or any of its Subsidiaries.

5.7Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Credit Party of this Agreement, the Notes or the other Transaction Documents to which such Person is a party.

5.8Litigation; Observance of Agreements, Statutes and Orders.

(a)There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which, individually or in the aggregate, is not Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate.

5.10Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet delivered pursuant to Section 7.1(b), or if no such balance sheet has been delivered, the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11Licenses, Permits, Etc.

(a)The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)To the best knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12Compliance with Employee Benefit Plans.

(a)The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code  or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)The Company and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii)

any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate are Material.

(d)The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f)All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect.  All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

5.13Private Offering.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

5.14Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Series A Notes (i) to refinance Indebtedness under the Bank Credit Agreement and (ii) for general corporate purposes.  The Company will apply the proceeds of the sale of each Series of Shelf Notes in the manner described in the applicable Request for Purchase with respect to such Series of Shelf Notes.  None of the proceeds of the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15Existing Indebtedness;  Future Liens.

(a)Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the Series A Closing Day (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof).  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c)As of the Series A Closing Day, neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company or any Subsidiary, except as disclosed in Schedule 5.15.

5.16Foreign Assets Control Regulations, Etc.

(a)Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)No part of the proceeds from the sale of the Notes hereunder:

(i)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

5.17Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

5.18Environmental Matters.

(a)Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.19Hostile Acquisitions.

None of the proceeds of the sale of any Notes will be used to finance a Hostile Acquisition.

6Representations of the Purchasers.

6.1Purchase for Investment.    Each Purchaser of any Series of Notes severally represents that it is purchasing such Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each such Purchaser understands that such Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register such Notes.

6.2Source of Funds.

Each Purchaser of any Series of Notes severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of such Notes to be purchased by such Purchaser hereunder:

(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM, and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM, and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)the Source is a governmental plan; or

(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7Information as to the Company.

The Company covenants that during the Issuance Period and so long thereafter as any Notes remain outstanding or any amounts owing under the Transaction Documents remain unpaid:

7.1Financial and Business Information.  The Company shall deliver an Officer’s Certificate executed by a Senior Financial Officer to each holder of Notes that is an Institutional Investor that includes copies of, or, in the case of publicly filed reports, acknowledges the availability of:

(a)Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year) as detailed in the Company’s quarterly SEC report on Form 10-Q

(i)a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)Annual Statements — within 90 days after the end of each fiscal year of the Company as detailed in the Company’s annual SEC report on Form 10-K

(i)a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c)Principal Credit Facility, SEC and Other Reports — promptly upon their becoming available, (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary (x) to its creditors under any Principal Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d)Notice of Default or Event of Default — promptly, and in any event within 5 Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)Employee Benefits Matters — promptly, and in any event within 30 days after a Responsible Officer has become aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii)any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(iv)receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(f)Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)Resignation or Replacement of Auditors — within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request; and

(h)Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a  Note.

7.2Officer’s Certificate.  Each set of financial statements delivered to a holder of a  Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 and the requirements of any additional Most Favored Provisions incorporated herein pursuant to Section 9.8 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence.  In the event that the Company or any Subsidiary has made an election for “fair value” accounting (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 21.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b)Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c)Guarantors —  setting forth a list of all Subsidiaries that are Guarantors and certifying that each Subsidiary that is required to be a Guarantor pursuant to Section 9.7 is a Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Subject to changes in the form of the Senior Financial Officer’s certificate required by this Section 7.2 reasonably specified by PIM, such certificate shall be in the form attached hereto as Exhibit F.

7.3Visitation.  The Company shall permit the representatives of each holder of a  Note that is an Institutional Investor:

(a)No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

7.4Electronic Delivery.  Notwithstanding the provisions of Section 18 with respect to the delivery of confirming copies of notices delivered by facsimile or email, financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a)such financial statements satisfying the requirements of Section 7.1(a) or Section 7(b) or the related Officer’s Certificate satisfying the requirements of Section 7.2 or any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

(b)the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form available on its home page on the internet, which is located at http://wd40company.com as of the date of this Agreement;

(c)such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the

Company on IntraLinks or on any other similar website to which each holder of Notes has free access; or

(d)the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given each holder of a Note prior written notice, which may be by e-mail or otherwise in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

8Prepayment of the Notes.

The Series A Notes and any Shelf Notes shall be subject to required prepayment as and to the extent provided in Section 8.1.  The Series A Notes and any Shelf Notes shall also be subject to prepayment under the circumstances set forth in Section 8.2.

8.1Required Prepayments; Maturity.

(a)Series A Notes.    On May 15, 2018 and on the 15th day of each November and May thereafter, to and including May 15, 2032, the Company will prepay $400,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Series A Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.2 or partial purchase of the Notes pursuant to Section 8.5, the principal amount of each required prepayment of the Series A Notes becoming due under this Section 8.1(a) on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series A Notes is reduced as a result of such prepayment or purchase.  As provided therein, the entire unpaid principal balance of the Series A Notes shall be due and payable on the stated maturity date thereof.

(b)Shelf Notes.    Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series; provided that upon any partial prepayment of any Shelf Note pursuant to Section 8.2, the principal amount of each required prepayment thereof becoming due on and after the date of such partial prepayment or purchase shall be reduced in the same proportion as the aggregate principal amount of such Note is reduced as a result of such prepayment or purchase.  As provided therein, the entire unpaid principal balance of each Series of Shelf Notes shall be due and payable on the stated maturity date thereof.

8.2Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any Series (to the exclusion of all other Series), in an amount not less than $5,000,000 (and increments of $1,000,000 in excess thereof) of the aggregate principal amount of the Notes of such Series then outstanding in the case of a partial prepayment, or such lesser principal amount of the Notes of such Series as shall then be outstanding, at 100% of the principal amount so prepaid, plus interest thereon to the prepayment date and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Notes of such Series written notice of each optional prepayment under this Section 8.2 not less than 5 Business Days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the Series of Notes to be prepaid, the aggregate principal amount of such Notes to be prepaid on such date, the principal amount of each Note of such Series held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

8.3Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes of any Series under Section 8.1(a) or Section 8.2, the principal amount prepaid shall be allocated among the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore prepaid.

8.4Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any,  as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5Purchase of Notes.

The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except (i) upon the payment or prepayment of the Notes of such Series in accordance with this Agreement and the Notes of such Series, or (ii) pursuant to a written offer to purchase any outstanding Notes of such Series made by the Company or an Affiliate pro rata to the holders of all Notes of such Series at the time outstanding upon the same terms and conditions.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement, and no Notes may be issued in substitution or exchange for any such Notes.

8.6Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a)  0.50% plus  (b)  the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life”  means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.7Payments Due on Non-Business Days.    Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

9Affirmative Covenants

The Company covenants that during the Issuance Period and for so long thereafter as any of the Notes are outstanding or any amounts owing under the Transaction Documents remain unpaid:

9.1Compliance with Laws.  Without limiting Section 10.17, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2Insurance.    The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4Payment of Taxes and Claims.  The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary; provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.5Maintenance of Existence, Etc.  The Company will at all times preserve and keep its legal existence in full force and effect.  Subject to Sections 10.4 and 10.5, the Company will at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6Books and Records.    The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.  The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets.  The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

9.7Guaranty by Subsidiaries.  The Company will cause each Person which becomes a guarantor or borrower or which otherwise becomes an obligor with respect to any senior unsecured Indebtedness of the Company or any of its Subsidiaries (including under the Bank Credit Agreement or any document related thereto, but excluding Indebtedness permitted under Section 10.3(f)) concurrently therewith (i) to execute and deliver to each holder of Notes an appropriate joinder to each of the Multiparty Guaranty and the Indemnity and Contribution Agreement and (ii) to deliver (or cause to be delivered) such certificates accompanying authorizing resolutions, corporate or similar constitutive documents, and other agreements, opinions, instruments and other documents as the Required Holders may reasonably request, with each of the foregoing in form and substance reasonably satisfactory to the Required Holders.

9.8Most Favored Lender.    If at any time any lender or other provider of credit under any Principal Credit Facility has the benefit of one or more financial or operational covenants (whether set forth as a covenant, an event of default or otherwise) that is different than, or similar to but more restrictive than, the financial or operational covenants (whether set forth as a covenant, an event of default or otherwise) in this Agreement  (each such financial or operational covenant of any Principal Credit Facility referred to herein as a “Most Favored Provision”), then (a) each such Most Favored Provision shall immediately and automatically be incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, and no such Most Favored Provision may thereafter be waived, amended or otherwise modified under this Agreement except (x) pursuant to Section 17 (Amendment and Waiver) and (y) as specified in each of Sections 10.2(h), 10.3(e), 10.5(c), 10.6(d) and 10.15, and (b) the Company shall promptly, and in any event within 5 Business Days after entering into any Most Favored Provision, so advise the holders of Notes in writing.  Thereafter, upon the request of the Required Holders, the Company shall enter into an amendment to this Agreement with the Required Holders evidencing the incorporation of such Most Favored Provision, it being agreed and acknowledged that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation by reference described in clause (a) of the immediately preceding sentence.

9.9Information Required by Rule 144A.  Upon the request of the holder of any Note, the Company will promptly provide to such holder, and to any Qualified Institutional Buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

10Negative Covenants.

The Company covenants that, during the Issuance Period and for so long thereafter as any of the Notes are outstanding or any amounts owing under the Transaction Documents remain unpaid:

10.1Liens.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens pursuant to any Transaction Document;

(b)Liens existing on the date hereof and listed on Schedule 10.1;

(c)Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 11(j);

(i)Liens securing Indebtedness permitted under Section 10.3(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j)leases or subleases granted to others not interfering in any material respect with the business of the Company or any Subsidiary;

(k)any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.2;

(m)customary rights of setoff, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where the Company or any Subsidiary maintains deposits in the ordinary course of business; and

(n)Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection.

Notwithstanding anything to the contrary in this Section 10.1 or any other provision of this Agreement or the other Transaction Documents, the Company covenants that it will not, and will not permit any of its Subsidiaries to, create or permit to exist any Lien on any property securing Indebtedness under any Principal Credit Facility or any Guaranty or other agreement or document related to any Principal Credit Facility unless and until the Notes shall be secured equally and ratably with such Indebtedness pursuant to collateral documents, an intercreditor agreement and other agreements, instruments and documents acceptable to the Required Holders.

10.2Investments.  The Company will not, and will not permit any Subsidiary to, make any Investments (i) in Heartland Corporation or (ii) make any other Investments,  except (in the case of clause (ii) only):

(a)Investments held in the form of cash or Cash Equivalents;

(b)Investments existing as of the date hereof and set forth on Schedule 10.2;

(c)Investments in any Person that is a Credit Party prior to giving effect to such Investment;

(d)Investments by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party;

(e)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)Guaranties permitted by Section 10.3;

(g)Permitted Acquisitions; and

(h)Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed the greater of (i) $2,500,000 in the aggregate at any time outstanding, and (ii) the limitation on such Investments provided for in the Bank Credit Agreement, provided that this clause (ii) shall not apply if (1) a Default or Event of Default existed at the time the modification providing for the applicable greater limitation on such Investments under the Bank Credit Agreement became effective, or (2) if any lenders under the Bank Credit Agreement received any remuneration or other consideration for such modification, unless the holders of the Notes concurrently received their ratable share of such remuneration or other consideration.

10.3Indebtedness.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness under the Notes and the other Transaction Documents;

(b)Indebtedness set forth on Schedule 10.3;

(c)intercompany Indebtedness among the Company and its Subsidiaries permitted under Section 10.2;

(d)obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)purchase money Indebtedness (including obligations in respect of Capital Leases) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed the greater of (a) $10,000,000 at any one time outstanding, and (b) the limitation on such purchase money Indebtedness provided for in the Bank Credit Agreement (but only to the extent such limitation does not exceed $25,000,000),  provided that this clause (b) shall not apply if (1) a Default or Event of Default existed at the time the modification providing for the applicable greater limitation on such purchase money Indebtedness under the Bank Credit Agreement became effective, or (2) if any lenders under the Bank Credit Agreement received any remuneration or other consideration for such modification, unless the holders of the Notes concurrently received their ratable share of such remuneration or other consideration; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f)other unsecured Indebtedness in an aggregate principal amount not to exceed $1,250,000 at any one time outstanding;

(g)Guaranties with respect to Indebtedness permitted under this Section 10.3; and

(h)Indebtedness under the Bank Credit Agreement.

10.4Fundamental Changes.    The Company will not, and will not permit any Subsidiary to, merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default or Event of Default exists or would result therefrom, (a) the Company may merge or consolidate with any of its Subsidiaries provided that the Company is the continuing or surviving Person; (b) any Subsidiary may merge or consolidate with any other Subsidiary provided that if a Credit Party is a party to such transaction, the continuing or surviving Person is a Credit Party, (c) the Company or any Subsidiary may merge with any other Person in connection with a Permitted Acquisition provided that (i) if the Company is a party to such transaction, the Company is the continuing or surviving Person and (ii) if a Credit Party is a party to such transaction, such Credit Party is the surviving Person; and (d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.

10.5Dispositions.  The Company will not, and will not permit any Subsidiary to, make (i) any Disposition to Heartland Corporation or (ii) any other Disposition except (in the case of clause (ii) only):

(a)Permitted Transfers;

(b)Dispositions of machinery and equipment no longer used or useful in the conduct of business of the Company and its Subsidiaries that are Disposed of in the ordinary course of business; and

(c)other Dispositions so long as (i) the consideration paid in connection therewith shall be paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 10.5, and (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by the Company and its Subsidiaries in all such transactions occurring after the date hereof shall not exceed the greater of (a) $25,000,000, and (b) the limitation on such Dispositions provided for under the Bank Credit Agreement, provided that this clause (b) shall not apply if (1) a Default or Event of Default existed at the time the modification providing for the applicable greater limitation on such Dispositions under the Bank Credit Agreement became effective, or (2) if any lenders under the Bank Credit Agreement received any remuneration or other consideration for such modification, unless the holders of the Notes concurrently received their ratable share of such remuneration or other consideration.

10.6Restricted Payments.  The Company will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)each Subsidiary may make Restricted Payments to Persons that own equity interests in such Subsidiary, ratably according to their respective holdings of the type of equity interest in respect of which such Restricted Payment is being made;

(b)the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in common equity interests of such Person;

(c)so long as no Default or Event of Default exists immediately prior and after giving effect thereto, the Company may make cash dividends in an aggregate amount during any four-fiscal quarter period not to exceed 75% of Consolidated Net Income for the most recently ended four-fiscal quarter period for which financial statements have been delivered pursuant to Section 7.1(a) or (b); and

(d)so long as no Default or Event of Default exists immediately prior and after giving effect thereto, the Company may repurchase shares of its capital stock in an aggregate amount not to exceed the greater of (i) $150,000,000 during the period from and including November 15, 2015 to May 13, 2020, and (ii) the limitation on such Restricted Payments provided for in the Bank Credit Agreement, provided that this clause (ii) shall not apply if (1) a Default or Event of Default existed at the time the modification providing for the applicable greater limitation on such Restricted Payments under the Bank Credit Agreement became effective, or (2) if any lenders under the Bank Credit Agreement received any remuneration or other consideration for such modification, unless the holders of the Notes concurrently received their ratable share of such remuneration or other consideration.

10.7Change in Nature of Business.  The Company will not, and will not permit any Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

10.8Transactions with Affiliates and Insiders.    The Company will not, and will not permit any Subsidiary to, enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Credit Party, (b) transfers of cash and assets to any Credit Party, (c) intercompany transactions expressly permitted by this Agreement, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

10.9Burdensome Agreements.    The Company will not, and will not permit any Subsidiary to, enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Credit Party, (ii) pay any Indebtedness or other obligation owed to any Credit Party, (iii) make loans or advances to any Credit Party, (iv) transfer any of its property to any Credit Party, (v) pledge its property pursuant to the Transaction Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Credit Party pursuant to the Transaction Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(vi) above) for (1) this Agreement and the other Transaction Documents, (2) the Bank Credit Agreement, (2) any document or instrument governing Indebtedness incurred pursuant to Section 10.3(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 10.5 pending the consummation of such sale, or (5) other agreements entered into with holders of the Notes, (b) requires the grant of any security for any obligation if such property is given as security for the obligations arising under any of the Notes and the other Transaction except for the Bank Credit Agreement.

10.10Use of Proceeds.  The Company will not, and will not permit any Subsidiary to, use the proceeds of any of the Notes, whether directly or indirectly, and whether immediately, incidentally or ultimately, to buy or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221)) or to extend credit to others for the purpose of buying or carrying margin stock or to refund indebtedness originally incurred for such purpose.

10.11Financial Covenants.

(a)[Intentionally omitted.]

(b)Consolidated Leverage Ratio.  The Company will not, and will not permit any Subsidiary to, permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 3.00 to 1.00.

(c)Consolidated Interest Coverage Ratio.  The Company will not, and will not permit any Subsidiary to, permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.00 to 1.00.

10.12Prepayment of Other Indebtedness, Etc.    The Company will not, and will not permit any Subsidiary to, (a) amend or modify any of the terms of any Indebtedness of the Company or any Subsidiary (other than Indebtedness owing to holders of the Notes and lenders under the Bank Credit Agreement) if such amendment or modification would add or change any terms in a manner adverse to the Company or any Subsidiary, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto; or (b) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of the Company or any Subsidiary (other than Indebtedness owing to the holders of the Notes and the lenders under any Principal Credit Facility.

10.13Organizational Documents; Fiscal Year; Legal Name, Etc.    The Company will not, and will not permit any Subsidiary to, (a) amend, modify or change any of its organizational documents in a manner adverse to the holders of the Notes; (b) change its fiscal year; or (c) without providing at least ten (10) Business Days prior written notice to the holders of the Notes, change its name, state of formation or form of organization.

10.14Ownership of Subsidiaries.  Notwithstanding any other provisions of this Agreement to the contrary, the Company will not, and will not permit any Subsidiary to, (a) permit any Person (other than the Company or any Wholly-Owned Subsidiary) to own any equity interests of any Subsidiary except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of equity interests of Foreign Subsidiaries, or (b) permit any Subsidiary to issue or have outstanding any shares of preferred equity interests.

10.15Capital Expenditures.  The Company will not, and will not permit any Subsidiary to, permit Consolidated Capital Expenditures to exceed the greater of (i) $7,500,000 for any fiscal year, and (ii) such limitation on Consolidated Capital Expenditures provided for in the Bank Credit Agreement, provided that this clause (ii) shall not apply if (1) a Default or Event of Default existed at the time the modification providing for the applicable greater limitation on Consolidated Capital Expenditures under the Bank Credit Agreement became effective, or (2) if any lenders under the Bank Credit Agreement received any remuneration or other consideration for such modification, unless the holders of the Notes concurrently received their ratable share of such remuneration or other consideration.  Notwithstanding anything to the contrary contained in Section 10.15:

(a)to the extent that the aggregate amount of Consolidated Capital Expenditures made by the Company and its Subsidiaries in any fiscal year of the Company is less than the maximum base amount of Consolidated Capital Expenditures permitted by Section 10.15 with respect to such fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make additional Consolidated Capital Expenditures in subsequent fiscal years of the Company; provided that the Rollover Amount added to the amount of Consolidated Capital Expenditures permitted in any fiscal year of the Company shall not exceed $2,500,000; and

(b)no portion of the purchase price for acquiring the real property located at 9715 Businesspark Avenue, San Diego, California (together with tenant improvements thereon made on or prior to November 30, 2017) in an aggregate amount not to exceed $18,000,000 will be applied to reduce the annual amount of permitted Consolidated Capital Expenditures pursuant to this Section 10.15.

10.16Synthetic Leases and Securitization Transactions.  The Company will not, and will not permit any Subsidiary to, enter into, or permit to exist, any Synthetic Leases or Securitization Transactions.

10.17Economic Sanctions, Etc.  The Company will not, and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

11Events Of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)the Company defaults in the payment of any interest on any Note for more than three Business Days after the same becomes due and payable; or

(c)the Company defaults in the performance of or compliance with any term contained in Section 7,  Sections 9.5 (to the extent that Section 9.5 pertains to the maintenance and keeping in full force and effect of the Company’s existence), 9.7,  9.8 (or any Most Favored Provision which has been incorporated into this Agreement by virtue of Section 9.8) or 10; or

(d)any Credit Party defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any other Transaction Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default, and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)any representation or warranty made in writing by or on behalf of any Credit Party or by any officer of any Credit Party in this Agreement or in any other Transaction Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)(i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; provided that the aggregate amount of all Indebtedness to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing equals at least $1,000,000 (or its equivalent in the relevant currency of payment); or

(g)the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate or similar action for the purpose of any of the foregoing; or

(h)a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)any event occurs with respect to the Company or any Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)one or more final judgments or orders for the payment of money aggregating in excess of $1,000,000 (or its equivalent in the relevant currency of payment) (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and has confirmed coverage in writing), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Subsidiaries and which judgments or orders are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

(k)if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.  As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(l)(i) any provision of any Transaction Document shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable in any material respect against the Company or any Guarantor, or the Company or any Guarantor shall so state in writing; (ii) any Credit Party or any other Person contests in any manner the validity or enforceability of any Transaction Document; or (iii) any Credit Party denies that it has any or further liability or obligation under any Transaction Document or purports to revoke, terminate or rescind any Transaction Document; or

(m)the occurrence of a Change in Control.

12Remedies On Default, Etc.

12.1Acceleration.

(a)If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)If any other Event of Default has occurred and is continuing, any holder or holders of a majority in principal amount of the Notes at the time outstanding may at any time, at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, in addition to any action that may be taken pursuant to Section 12.1(b), any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from prepayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or other Transaction Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than a majority in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the applicable Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement, any Note or any other Transaction Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

13Registration; Exchange; Substitution Of Notes.

13.1Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note so surrendered.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $1,000,000;  provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note may be in a denomination of less than $1,000,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.  Notwithstanding anything to the contrary in this Section 13.2, each transferee of Notes shall be an Institutional Investor or a Qualified Institutional Buyer.

13.3Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $5,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14Payments On Notes.

14.1Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank in such jurisdiction.  The holder of a Note may at any time, by notice to the Company, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2Home Office Payment.

So long as a Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose, in the case of the Series A Notes, on the Purchaser Schedule Relating to Series A Notes attached hereto as Schedule A and, in the case of any Shelf Note, on the Purchaser Schedule attached to the Confirmation of Acceptance with respect to such Note, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

14.3FATCA Information.

By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder.  Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

15Expenses, Etc.

15.1Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by PIM, the Purchasers or any holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any of the other Transaction Documents (whether or not such amendment, waiver or consent becomes effective), including:  (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any of the other Transaction Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any of the other Transaction Documents, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company, any Guarantor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes and the other Transaction Documents and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $4,000.  If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

15.2Certain Taxes.

The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any other Transaction Document or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement, any of the Notes or any other Transaction Document, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

15.3Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Transaction Document, and the termination of this Agreement.

16Survival Of Representations And Warranties; Entire Agreement.

All representations and warranties contained herein or in any of the other Transaction Documents shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of any Credit Party or any Subsidiary pursuant to this Agreement or any of the other Transaction Documents shall be deemed representations and warranties of such Credit Party or Subsidiary under this Agreement or such other Transaction Document.  Subject to the preceding sentence, this Agreement, the Notes and the other Transaction Documents embody the entire agreement and understanding among PIM, the Purchasers and the Credit Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

17Amendment And Waiver.

17.1Requirements.

This Agreement, the Notes and the other Transaction Documents may be amended, and any Credit Party may take any action herein or therein prohibited, or omit to perform any act herein required to be performed by it, if the Credit Parties shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes except that, (i) without the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series at the time outstanding, the Notes of such Series may not be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Make-Whole Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of Section 12 or this Section 17 insofar as such provisions relate to proportions of the principal amount of the Notes, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of PIM (and not without the written consent of PIM) the provisions of Section 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2B and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes.  Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this Section 17, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.

17.2Solicitation of Holders of Notes.

(a)Solicitation.  The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, of the Notes or of any other Transaction Document.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any other Transaction Document to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a  Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof, of any Note or of any other Transaction Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a  Note even if such holder did not consent to such waiver or amendment.

17.3Binding Effect,  Etc.

Any amendment or waiver consented to as provided in this Section 17 or any other Transaction Document applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between any Credit Party and any holder of a Note and no delay in exercising any rights hereunder or under any Note or any other Transaction Document shall operate as a waiver of any rights of any holder of such Note.

17.4Notes Held by Company, Etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes or any Series thereof then outstanding have approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any Series thereof or under any other Transaction Document, or have directed the taking of any action provided herein, in the Notes or any Series thereof or in any other Transaction Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes or any Series thereof then outstanding, Notes directly or indirectly owned by any Credit Party or any of its Affiliates shall be deemed not to be outstanding.

18Notices.

All notices and communications provided for hereunder (other than communications provided for in Section 2) shall be in writing and sent (a) by facsimile or email if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid).  Any such notice must be sent:

(i)if to any Series A Purchaser or its nominee, to such Person at the address (or email address) specified for such communications in the Purchaser Schedule Relating to Series A Notes attached hereto as Schedule A and, in the case of a Purchaser of any Shelf Note or its nominee, to such Person at the address (or email address) specified for such communications in the Purchaser Schedule attached to the Confirmation of Acceptance with respect to such Shelf Note, or at such other address (or email address) as such Purchaser or nominee shall have specified to the Company in writing;

(ii)if to any other holder of any Note, to such holder at such address (or email address) as such other holder shall have specified to the Company in writing; or

(iii)if to any Credit Party, to such Credit Party care of the Company, at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address (or email address) as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received at the address so specified.  Any communication pursuant to Section 2 shall be made by the method specified for such communication in Section 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile or email communication, the communication is signed (or sent, in the case of email) by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile number or email address that is listed for the party receiving the communication on the Information Schedule or at such other facsimile number or email address as the party receiving the information shall have specified in writing to the party sending such information.

19Reproduction Of Documents.

This Agreement, and all documents relating hereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser on any Closing Day (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such

Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit any party hereto or any other holder of a Note from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20CONFIDENTIALITY.

For the purposes of this Section 20,  “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary, or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers and employees, (ii) its agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (iii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iv) any other holder of any Note, (v) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vii) any federal or state regulatory authority having jurisdiction over such Purchaser, (viii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (ix) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party, or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any other Transaction Document.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

21MISCELLANEOUS.

21.1Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

21.2Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company or any Subsidiary to measure any financial liability or other accounting metric using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments:  Recognition and Measurement or any other accounting standard that would result in any financial liability being set forth at an amount less than the actual outstanding principal amount thereof) shall be disregarded and such determination shall be made as if such election had not been made.

21.3Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

21.4Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 21.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

21.5Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

21.6Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

21.7Jurisdiction and Process; Waiver of Jury Trial.    (a)  The Company irrevocably submits to the exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 21.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets are or may be subject) by a suit upon such judgment.

(c)The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 21.7(a) by mailing a copy thereof by registered,  certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)Nothing in this Section 21.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY, if an action or other proceeding is brought in the State of California and if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between or among them concerning this Agreement, the Notes, the other Transaction Documents and the matters contemplated hereby or thereby (each, a “Claim”), including any and all questions of law or fact relating thereto, shall be determined by judicial reference pursuant to the California Code of Civil Procedure (“Reference”).  The parties shall select a single neutral referee, who shall be a retired state or federal judge.  In the event that the parties cannot agree upon a referee, the referee shall be appointed by the court.  The referee shall report a statement of decision to the court.  Nothing in this paragraph shall limit the right of any party at any time to exercise any self-help remedies, foreclose against any collateral or obtain provisional remedies.  The Company shall bear the fees and expenses of the referee unless the referee orders otherwise.  The referee shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

21.8Transaction References.    The Company agrees that Prudential Capital Group may (a) refer to its role in the origination and structuring of the Facility and the purchase of the Series A Notes thereunder from the Company, as well as the identity of the Company and the aggregate principal amount and issue date of the Series A Notes and the aggregate principal amount under the Facility for the potential future issue of other Series of Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium, and (b) display the Company’s corporate logo in conjunction with any such reference.

*    *    *    *    *

Very truly yours,

THE COMPANY:	WD-40 COMPANY

	By:	/s/ JAY W. REMBOLT
	Name:	Jay W. Rembolt
	Title:	CFO

The foregoing is hereby agreed to as of the date thereof.

PGIM, INC.

By:	/s/ BRAD WIGINTON
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ BRAD WIGINTON
Vice President

FARMERS INSURANCE EXCHANGE

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	/s/ BRAD WIGINTON
Vice President

MID CENTURY INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	/s/ BRAD WIGINTON
Vice President

Vice President

INFORMATION SCHEDULE

Authorized Officers for PIM

cornelia.cheng@prudential.com
Brad Wiginton Vice President PRUDENTIAL CAPITAL GROUP 2029 Century Park East, Suite 715 Los Angeles, California 90067 Telephone:(310) 295-5014 Facsimile:(310) 295-5019 Email: brad.wiginton@prudential.com	Cornelia Cheng Vice President PRUDENTIAL CAPITAL GROUP 2029 Century Park East, Suite 715 Los Angeles, California 90067 Telephone:(310) 295-5013 Facsimile:(310) 295-5019 Email: cornelia.cheng@prudential.com

Jason Richardson
Managing Director
PRUDENTIAL CAPITAL GROUP
2029 Century Park East, Suite 715
Los Angeles, California 90067
Telephone:(310) 295-5012
Facsimile:(310) 295-5019
Email:  jason.richardson@prudential.com

James McCrane PRUDENTIAL CAPITAL GROUP Prudential Tower, 655 Broad Street 14th Floor – South Tower Newark, New Jersey 07102 Telephone:(973) 802-4222 Facsimile:(973) 624-6432
Charles Senner PRUDENTIAL CAPITAL GROUP Prudential Tower, 655 Broad Street 14th Floor – South Tower Newark, New Jersey 07102 Telephone:(973) 802-6660 Facsimile:(973) 624-6432

Authorized Officers for the Company

San Diego, CA 92131 (858) 251-5603 (619) 275-5823 jrembolt@wd40.com	San Diego, CA 92131 (858) 251-5611 (619) 275-5823 rclampitt@wd40.com

Jay Rembolt

Vice President, Finance; Treasurer and Chief Financial Officer

WD-40 COMPANY

9715 Businesspark Avenue
San Diego, CA 92131

Telephone:(858) 251-5603

Facsimile:(619) 275-5823

Email:  jrembolt@wd40.com

Richard Clampitt

Vice President, General Counsel and Corporate Secretary

WD-40 COMPANY

9715 Businesspark Avenue
San Diego, CA 92131

Telephone:(858) 251-5611

Facsimile:(619) 275-5823

Email:  rclampitt@wd40.com

Garry Ridge President and Chief Executive Officer WD-40 COMPANY 9715 Businesspark Avenue San Diego, CA 92131 Telephone:(858) 251-5606 Facsimile:(619) 275-5823 Email: gridge@wd40.com	Rae Ann Partlo Vice President, Corporate Controller WD-40 COMPANY 9715 Businesspark Avenue San Diego, CA 92131 Telephone:(858) 251-5617 Facsimile:(619) 275-5823 Email: rpartlo@wd40.com

SCHEDULE A

INFORMATION RELATING TO SERIES A NOTE PURCHASERS

PURCHASER SCHEDULE

		Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	$10,000,000	$10,000,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank New York, NY ABA No.:
Account Name: Hartford Financial Single Client SA Account No.:

Each such wire transfer shall set forth the name of the Company, a reference to “3.39% Series A Senior Notes due November 15, 2032, PPN 92968* AA5” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address for all communications and notices:

Schedule A-1

The Prudential Insurance Company of America

c/o Prudential Capital Group

2029 Century Park East, Suite 715

Los Angeles, California 90067

pcg.lacf@prudential.com

Attention:  Managing Director

and for all notices relating solely to scheduled principal and interest payments to:

The Prudential Insurance Company of America

c/o PGIM, Inc.

Prudential Tower

655 Broad Street

14th Floor - South Tower

Newark, NJ 07102

Attention:  PIM Private Accounting Processing Team

Email: Pim.Private.Accounting.Processing.Team@prudential.com

(3)	Address for Delivery of Notes:

(a)Send physical security by nationwide overnight delivery service to:

PGIM, Inc.

655 Broad Street

14th Floor - South Tower

Newark, NJ 07102

Attention:  Michael Iacono - Trade Management manager

(b)Send copy by email to:

james.evert@prudential.com

(4)	Tax Identification No.:

Schedule A-2

		Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	FARMERS INSURANCE EXCHANGE	$7,000,000	$7,000,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank ABA: Beneficiary Account No: Beneficiary Account Name: JPMorgan Income Ultimate Beneficiary: P13939 Farmers Insurance Exchange

Each such wire transfer shall set forth the name of the Company, a reference to “3.39% Series A Senior Notes due November 15, 2032, PPN 92968* AA5” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address for all communications and notices:

Prudential Private Placement Investors, L.P.

c/o Prudential Capital Group

2029 Century Park East, Suite 715

Los Angeles, California 90067

pcg.lacf@prudential.com

Attention:  Managing Director

and for all notices relating solely to scheduled principal and interest payments and written confirmations of wire transfers to:

Farmers

4680 Wilshire Blvd.

Los Angeles, CA 90010

Attention:  Treasury

Treasury:

Treasury Manager

323-932-3450

usw.treasury.farmers@farmersinsurance.com

Schedule A-3

(3)	Address for Delivery of Notes:

(a)Send physical security by nationwide overnight delivery service to:

Mailing Address (for overnight mail)

JPMorgan Chase Bank, N.A.

Physical Receive Department

4 Chase Metrotech Center

3rd Floor

Brooklyn, NY 11245-0001

Attention:  Brian Cavanaugh, Tel. 718-242-0264

Street Deliveries (via messenger or walk up)

JPMorgan Chase Bank, N.A.

4 Chase Metrotech Center

1st Floor, Window 5

Brooklyn, NY 11245-0001

Attention:  Physical Receive Department

(Use Willoughby Street Entrance)

Please include in the cover letter accompanying the Notes a reference to the Purchaser's account number (“P13939 - Farmers Insurance Exchange”) and CUSIP information.

(b)Send copy by email:

james.evert@prudential.com

and

Private.Disbursements@Prudential.com

(4)	Tax Identification No.:

Schedule A-4

		Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	MID CENTURY INSURANCE COMPANY	$3,000,000	$3,000,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank ABA: Beneficiary Account No: Beneficiary Account Name: JPMorgan Income Ultimate Beneficiary: G23628 Mid Century Insurance Company

Each such wire transfer shall set forth the name of the Company, a reference to “3.39% Series A Senior Notes due November 15, 2032, PPN 92968* AA5” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address for all communications and notices:

Prudential Private Placement Investors, L.P.

c/o Prudential Capital Group

2029 Century Park East, Suite 715

Los Angeles, California 90067

pcg.lacf@prudential.com

Attention:  Managing Director

and for all notices relating solely to scheduled principal and interest payments and written confirmations of wire transfers to:

Farmers

4680 Wilshire Blvd.

Los Angeles, CA 90010

Attention:  Treasury

Treasury:

Treasury Manager

323-932-3450

usw.treasury.farmers@farmersinsurance.com

Schedule A-5

(3)	Address for Delivery of Notes:

(a)Send physical security by nationwide overnight delivery service to:

Mailing Address (for overnight mail)

JPMorgan Chase Bank, N.A.

Physical Receive Department

4 Chase Metrotech Center

3rd Floor

Brooklyn, NY 11245-0001

Attention:  Brian Cavanaugh, Tel. 718-242-0264

Street Deliveries (via messenger or walk up)

JPMorgan Chase Bank, N.A.

4 Chase Metrotech Center

1st Floor, Window 5

Brooklyn, NY 11245-0001

Attention:  Physical Receive Department

(Use Willoughby Street Entrance)

Please include in the cover letter accompanying the Notes a reference to the Purchaser's account number (“G23628 - Mid Century Insurance Company”) and CUSIP information.

(b)Send copy by email:

james.evert@prudential.com

and

Private.Disbursements@Prudential.com

(4)	Tax Identification No.:

Schedule A-6

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” is defined in Section 2B(5).

“Acceptance Day” is defined in Section 2B(5).

“Acceptance Window” is defined in Section 2B(5).

“Accepted Note” is defined in Section 2B(5).

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Interests of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Affiliate”  means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase and Private Shelf Agreement, dated as of November 15, 2017, between the Company, on the one hand, and PIM, the Series A Purchasers and each Prudential Affiliate that hereafter may become bound by certain provisions hereof, on the other hand, including all Schedules and Exhibits attached to this Agreement, as it may from time to time be amended, supplemented or otherwise modified.

“Anti-Corruption Laws”  means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws”  means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Attributable Indebtedness” means, with respect to any Person on any date, in respect of any Capital Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

Schedule B-1

“Authorized Officer” means (i) in the case of the Company, its President, Chief Financial Officer, Controller, Treasurer,  Director of Tax, Treasury and Risk and any Vice President thereof designated as an “Authorized Officer” of the Company in the Information Schedule or designated as an “Authorized Officer” of the Company for purposes of this Agreement in an Officer’s Certificate executed by the Company’s President, Chief Financial Officer or Treasurer, and (ii) in the case of PIM, any officer of PIM designated as its “Authorized Officer” in the Information Schedule or any officer of PIM designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers.  Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom PIM in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of PIM by any individual who on or after the date of this Agreement shall have been an Authorized Officer of PIM, and who the Company in good faith believes to be an Authorized Officer of PIM at the time of such action shall be binding on PIM even though such individual shall have ceased to be an Authorized Officer of PIM.

“Available Facility Amount” is defined in Section 2B(1).

“Bank Credit Agreement” means that certain Credit Agreement, dated as of June 17, 2011, between the Company and Bank of America,  N.A., as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time, and any other credit agreement which from time to time provides for the principal revolving credit facility of the Company or its Subsidiaries.

“Blocked Person”  means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, (b) for the purposes of Section 2B(3) only, any day other than a Saturday, a Sunday, a day on which commercial banks in New York City are required or authorized to be closed or a day on which PIM is not open for business, and (c) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or San Diego,  California are required or authorized to be closed.

“Cancellation Date” is defined in Section 2B(8)(iii).

“Cancellation Fee” is defined in Section 2B(8)(iii).

Schedule B-2

“Capital Lease”  means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, investments made subject to the investment policy of the Company as in effect on the date hereof or a subsequent investment policy of the Company as approved by the Required Holders.

“Change in Control” means an event or series of events by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all equity interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)the passage of thirty days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the Voting Interests of the Company on a fully-diluted basis (and taking into account all such Voting Interests that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such Voting Interests; or

(d)(d) the Company fails to own and control, directly or indirectly, 100% of the outstanding equity interests (other than (i) directors’ qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable law) of any of the Guarantors.

Schedule B-3

“Closing Day” means (a) the Series A Closing Day, and (b) with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance with respect to such Accepted Note; provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 2B(7), the “Closing Day” for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2B(8)(ii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

“Confirmation of Acceptance” is defined in Section 2B(5).

“Consolidated Capital Expenditures” means, for any period, for the Company and its Subsidiaries on a consolidated basis, all capital expenditures but excluding expenditures to the extent made with the proceeds of any Involuntary Disposition used to purchase property that is useful in the business of the Company and its Subsidiaries.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable for such period, (c) the amount of depreciation and amortization expense for such period, (d) any impairment charges related to goodwill and other intangible assets and (e) non-cash stock-based compensation expense.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Company and its Subsidiaries on a consolidated basis, without duplication, the sum of: (a) all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by the Company or a Subsidiary (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Company or such Subsidiary or is limited in recourse; (e) all Attributable Indebtedness; (f) all Guaranties with respect to Indebtedness of the types specified in clauses (a) through (e) above of another Person; and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or any Subsidiary is a general

Schedule B-4

partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person.

“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed four fiscal quarters to (b) Consolidated Interest Charges for the most recently completed four fiscal quarters.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed four fiscal quarters.

“Consolidated Net Income”  means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income (excluding extraordinary gains) for that period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Credit Parties” means the Company and the Guarantors.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means (i) as to any Series A Note, that rate of interest that is the greater of (a) 5.39% per annum, and (b) 2% per annum over the rate of interest publicly announced by JPMorgan Chase Bank as its “base” or “prime” rate, and (ii) as to any Shelf Note, that rate of interest that is the greater of (1) 2% per annum over the Interest Rate specified in the caption at set forth at the top of such Shelf Note, and (2) 2% per annum over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York City as its “base” or “prime” rate.

Schedule B-5

“Delayed Delivery Fee” is defined in Section 2B(8)(ii).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Company or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Dollars” and “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder from time to time in effect.

“Facility” is defined in Section 2B(l).

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)the government of

Schedule B-6

(i)the United States of America or any state or other political subdivision thereof, or

(ii)any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantor” means (a) WD-40 Manufacturing Company, HPD Laboratories Inc. and Heartland Corporation, and (b) any other Person which becomes a party of the Multiparty Guaranty pursuant to the requirements of Section 9.7.

“Guaranty”  means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.  The term “Guaranty” as a verb has a corresponding meaning.

“Hazardous Materials”  means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

Schedule B-7

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose average life (as determined by PIM) most closely matches the average life of such Accepted Note.

“holder”  means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

“Indebtedness”  with respect to any Person means, at any time, without duplication,

(a)its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)its liabilities evidenced by bonds, debentures, notes or other similar instruments;

(c)its liabilities for the deferred purchase price of property acquired by such Person or services rendered to such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property or services, and including its obligations under non-competition, earn-out or similar agreements);

(d)(i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(e)all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(f)all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(g)the aggregate Swap Termination Value of all Swap Contracts of such Person; and

Schedule B-8

(h)any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (g) hereof.

Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  In addition, Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Indemnity and Contribution Agreement” is defined in Section 4A(1)

 “INHAM Exemption” is defined in Section 6.2.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Company or any Subsidiary.

“Issuance Period” is defined in Section 2B(2).

“Lien”  means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a

Schedule B-9

whole, (b) the ability of the Company to perform its obligations under the Transaction Documents to which it is a party, (c) the ability of any Guarantor to perform its obligations under the Transaction Documents to which it is a party, or (d) the validity or enforceability of any of the Transaction Documents or the rights or remedies of PIM or the holders of Notes thereunder.

“Most Favored Provision” is defined in Section 9.8.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Multiparty Guaranty” is defined in Section 4A(1).

“NAIC” means the National Association of Insurance Commissioners.

“NAIC Annual Statement” is defined in Section 6.2.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” is defined in Section 1B.

“OFAC”  means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” means an Investment consisting of an Acquisition by any Credit Party, provided that (a) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the date hereof (or any reasonable extensions or expansions thereof), (b) in the case of an Acquisition of the equity interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c) the Company shall have delivered to the holders of Notes a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition, the Credit Parties would be in compliance with the financial covenants set forth in Section 10.11 on a Pro Forma Basis, (d) the representations and warranties made by the Credit Parties in each Transaction

Schedule B-10

Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (e) if such transaction involves the purchase of an interest in a partnership between any Credit Party as a general partner and entities unaffiliated with the Company as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Credit Party newly formed for the sole purpose of effecting such transaction, (f) immediately after giving effect to such Acquisition, there shall be at least $10,000,000 of the sum of (i) availability existing under the revolving commitment of the Bank Credit Agreement and (ii) unrestricted cash and Cash Equivalents of the Company, and (g) such Person or property being acquired in such Acquisition had positive EBITDA for the most recently ended twelve (12) month period preceding the closing of such Acquisition.

“Permitted Liens” means, at any time, Liens in respect of property of the Company or any Subsidiary permitted to exist at such time pursuant to the terms of Section 10.1.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Company or any Subsidiary, provided that if the transferor of such property is a Credit Party then the transferee thereof must be a Credit Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Company and its Subsidiaries; and (e) the sale or disposition of Cash Equivalents for fair market value.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“PIM” means PGIM, Inc.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Principal Credit Facility” means any one or more credit facility or credit facilities provided under the Bank Credit Agreement.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 10.11, such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 7.1(a) or (b).  In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative)

Schedule B-11

attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Schedule B and (B) such items are supported by financial statements or other information reasonably satisfactory to the Required Holders and (ii) any Indebtedness incurred or assumed by the Company or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means an Officer’s Certificate containing reasonably detailed calculations of the financial covenants set forth in Section 10.11 as of the end of the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.1(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prudential Affiliate” means (i) any corporation or other entity controlling, controlled by, or under common control with, PIM and (ii) any managed account or investment fund which is managed by PIM or a Prudential Affiliate described in clause (i) of this definition.

“PTE” is defined in Section 6.2.

“Purchasers” means the Series A Purchasers and PIM and/or the Prudential Affiliate(s) which are purchasing any Accepted Notes.

“QPAM Exemption” is defined in Section 6.2.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Request for Purchase” is defined in Section 2B(3).

“Required Holders” means, at any time, the holder or holders of at least 49.9% of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from

Schedule B-12

time to time outstanding (exclusive of Notes then owned by any Credit Party, any Subsidiary or any of their respective Affiliates),  provided that such holder(s) shall include a holder of Notes described in clause (i) of the definition of “Prudential Affiliate.”

“Rescheduled Closing Day” is defined in Section 2B(7).

“Responsible Officer” means any Senior Financial Officer and any other officer with responsibility for the administration of the relevant portion of this Agreement or any other Transaction Document.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such equity interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Series” is defined in Section 1B.

“Series A Closing Day” is defined in Section 3.

“Series A Notes” is defined in Section 1A.

“Series A Purchasers” means the Persons identified in Schedule A as the purchasers of the Series A Notes.

“Shelf Notes” is defined in Section 1B.

“Source” is defined in Section 6.2.

Schedule B-13

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary”  means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Transaction Documents” means this Agreement, the Notes, the Multiparty Guaranty, the Indemnity and Contribution Agreement, and any and all other agreements, documents, certificates and instruments from time to time executed and delivered by or on behalf of any Credit Party related thereto.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

Schedule B-14

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA) PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws”  means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Voting Interests” means, with respect to any Person, any shares of stock (or similar equity interests) of such Person whose holders are entitled under ordinary circumstances to vote for the election of directors (or similar body that has management authority of such Person) of such Person (irrespective of whether at the time stock (or similar equity interests) of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule B-15

SCHEDULE 5.4

Company Subsidiaries

Company Directors

Company Executive Officers

Schedule 5.4-1

SCHEDULE 5.4  (page 2  of 2)

Company Statutory Officers

Schedule 5.4-2

SCHEDULE 5.15

Outstanding Indebtedness

1)	Credit Agreement between WD-40 Company and Bank of America Merrill Lynch for access to a $175 million instrument
	Guarantors:	Domestic Subsidiaries
	Collateral:	None
	Currency:	USD
	Type:	Line-of-credit instrument
	Amount:	$175 million
	Amount Outstanding @ 11/13/17:	$160.2 million
	Origination Date:	June 17, 2011
	Dates Amended:	January 13, 2013
May 13, 2015
November 16, 2015
September 1, 2016
November 15, 2017

2)	Intercompany Loan #1 between WD-40 Company, (Delaware) and WD-40 Holding Limited (UK)

	Guarantors:	None
	Collateral:	None
	Currency:	GBP
	Type:	Term Loan
	Amount Outstanding:	£6,500,000
	Origination Date:	April 1, 2004
	Original Maturity:	March 31, 2014
	Rollover Maturity	March 31, 2024

3)	Intercompany Loan #2 between WD-40 Company, (Delaware) and WD-40 Holding Limited (UK)

	Guarantors:	None
	Collateral:	None
	Currency:	GBP
	Type:	Line-of-Credit
	Total Facility:	£5,000,000
	Amount Drawn & Outstanding:	£1,740,000 last draw made in April 2008
	Origination Date:	March 24, 2006
	Original Maturity:	March 24, 2016
	Rollover Maturity	March 24, 2026

4)	Intercompany Loan #3 between WD-40 Company, (Delaware) and WD-40 Holding Limited (UK)

	Guarantors:	None
	Collateral:	None
	Currency:	GBP
	Type:	Term Loan
	Amount Outstanding:	£2,730,000
	Origination Date:	April 1, 2004
	Original Maturity:	March 31, 2014

5)	Capital Lease of Specific Equipment between WD-40 Company (Australia) Pty Ltd and Konica Minolta
	Currency:	AUS
	Collateral:	Specific Equipment identified in the lease agreement
	Type:	Capital Lease
	Original Amount:	$98,945
	Origination Date:	July 1, 2015
	Maturity Date:	June 1, 2020

Schedule 15.5

SCHEDULE 10.1

Existing Liens

1)	Capital Lease of Specific Equipment between WD-40 Company (Australia) Pty Ltd and Konica Minolta
	Collateral:	Limited to specifically financed equipment
	Currency:	AUS
	Type:	Capital Lease
	Original Amount:	$98,945
	Origination Date:	July 1, 2015
	Maturity Date:	June 1, 2020

Schedule 10.1

SCHEDULE 10.2

Existing Investments

Prior Acquisitions of listed brands / trademarks

1)3-In-One brand

2)HPD Laboratories, Inc. (Carpet Fresh, 2000 Flushes and X-14 brands)

3)Heartland Corporation (Spot Shot brand)

4)Lava brand

5)Solvol brand (Australia)

6)1001 brand  (U.K.)

7)GT85 brand (U.K.)

Prior Intercompany Loans

Intercompany Loan #1 between WD-40 Company, (Delaware) and WD-40 Holding Limited (UK)

Guarantors:	None
Collateral:	None
Currency:	GBP
Type:	Term Loan
Amount Outstanding:	£6,500,000
Origination Date:	April 1, 2004
Original Maturity:	March 31, 2014
Rollover Maturity	March 31, 2024

Intercompany Loan #2 between WD-40 Company, (Delaware) and WD-40 Holding Limited (UK)

Guarantors:	None
Collateral:	None
Currency:	GBP
Type:	Line-of-Credit
Total Facility:	£5,000,000
Amount Drawn & Outstanding:	£1,740,000 last draw made in April 2008
Origination Date:	March 24, 2006
Original Maturity:	March 24, 2016
Rollover Maturity	March 24, 2026

Intercompany Loan #3 between WD-40 Company, (Delaware) and WD-40 Holding Limited (UK)

Guarantors:	None
Collateral:	None
Currency:	GBP
Type:	Term Loan
Amount Outstanding:	£2,730,000
Origination Date:	April 1, 2004
Original Maturity:	March 31, 2014

Schedule 10.2

SCHEDULE 10.3

Indebtedness

Please refer to Schedule 5.15 for a complete list of “Existing Indebtedness”

Schedule 10.3

EXHIBIT A-1

[FORM OF SERIES A NOTE]

WD-40 COMPANY

3.39%  SERIES A SENIOR NOTE DUE NOVEMBER 15, 2032

No. [___][Date]

$[____]PPN 92968* AA5

FOR VALUE RECEIVED, the undersigned, WD-40 COMPANY (herein called the “Company”), a corporation organized under the laws of the State of Delaware, hereby promises to pay to [_____________], or registered assigns, the principal sum of [___________] DOLLARS (or so much thereof as shall not have been prepaid) on November 15, 2032, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.39% per annum from the date hereof, payable at maturity and on the 15th day of each May and November, commencing with the May 15 or November 15 following the date hereof, until the principal hereof shall have become due and payable, and (b) at a rate per annum from time to time equal to the greater of (i) 5.39% and (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate (x) on any overdue payment of interest, and (y) during the continuance of an Event of Default on such unpaid principal balance, any overdue payment of interest and any overdue payment of any Make-Whole Amount, in the case of each of clause (x) and (y), payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, New York, New York or at such other place as the holder hereof shall designate to the Company in writing as provided in the Agreement referred to below.

This Note is one of a series of senior notes (herein called the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of November 15, 2017 (as from time to time amended, restated, supplemented or otherwise modified, the “Agreement”), between the Company, on the one hand, and the other Persons party thereto, on the other hand, and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Agreement and (ii) made the representation set forth in Section 6.2 of the Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Agreement.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit A-1-1

The Company will make required prepayments of principal on the dates and in the amounts specified in the Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect, provided in the Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

WD-40 COMPANY

By:
Name:	Jay W. Rembolt
Title:	CFO

Exhibit A-1-2

EXHIBIT A-2

[FORM OF SHELF NOTE]

WD-40 COMPANY

SERIES ____ SENIOR NOTE

No. [___]

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:

INTEREST RATE:

INTEREST PAYMENT DATES:  [Monthly][Quarterly][Semi-annually] on each [STATE DATES]

FINAL MATURITY DATE:

PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

FOR VALUE RECEIVED, the undersigned, WD-40 COMPANY (herein called the “Company”), a corporation organized under the laws of the State of Delaware, hereby promises to pay to [________________], or registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall have been prepaid) [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date as specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the Interest Rate per annum specified above, payable on the Final Maturity Date specified above and on each Interest Payment Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) at a rate per annum from time to time equal to the Default Rate (x) on any overdue payment of interest, and (y) during the continuance of an Event of Default on such unpaid principal balance, any overdue payment of interest and any overdue payment of any Make-Whole Amount, in the case of each of clause (x) and (y), payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, New York, New York or at such other place as the holder hereof shall designate to the Company in writing as provided in the Agreement referred to below.

This Note is one of a series of senior notes (herein called the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of November 15, 2017 (as from time to time amended, restated, supplemented or otherwise modified, the “Agreement”), between the Company, on the one hand, and the other Persons party thereto, on the other hand, and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Agreement and (ii) made the representation set forth in Section 6.2 of the Agreement.  Unless otherwise indicated,

Exhibit A-2-1

capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Agreement.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is [also] subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount), and with the effect provided in the Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

WD-40 COMPANY

By:
Name:
Title:

Exhibit A-2-2

EXHIBIT B

[FORM OF REQUEST FOR PURCHASE]

WD-40 COMPANY

Reference is made to the Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of November 15, 2017, between WD-40 Company (the “Company”) and the other Persons named therein as parties thereto.  All terms herein that are defined in the Agreement have the respective meanings specified in the Agreement.

Pursuant to Section 2B(3) of the Agreement, the Company hereby makes the following Request for Purchase:

Individual specifications of the notes covered hereby (the “Notes”):

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amounts	Interest Payment Period
	**	***	[monthly] [quarterly] [semi-annually]

Use of proceeds of the Notes:

Proposed day for the closing of the purchase and sale of the Notes:

The purchase price of the Notes is to be transferred to:

Exhibit B-1

Name, Address and ABA Routing Number of Bank	Number of Account	Name & Telephone No. of Bank Officer
____________________	___________________	________________________ ________________________ ________________________

The Company certifies (a) that the representations and warranties contained in Section 5 of the Agreement are true on and as of the date of this Request for Purchase (except to the extent that any representation or warranty is made as of a specific earlier date, in which case such representation or warranty is true as of such earlier date), and (b) that there exists on the date of this Request for Purchase no Event of Default or Default (both before and after giving effect to the issuance and purchase of the Notes contemplated hereby).

Dated:

WD-40 COMPANY

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

[FORM OF CONFIRMATION OF ACCEPTANCE]

WD-40 COMPANY

Reference is made to the Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of November 15, 2017, between WD-40 Company (the “Company”)  and the other Persons named therein as parties thereto.  All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

PIM or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in Section 6 of the Agreement, and agrees to be bound by Sections 2B(5) and 2B(7) of the Agreement.

Pursuant to Section 2B(5) of the Agreement, an Acceptance with respect to the following Accepted Shelf Notes is hereby confirmed:

I.Accepted Notes:  Aggregate principal amount $_____________.

(A)(a)Name of Purchaser:

(b)Principal amount:

(c)Final maturity date:

(d)Principal prepayment dates and amounts:

(e)Interest rate:

(f)Interest payment period:  [monthly] [quarterly] [semi-annually]

(g)Payment and notice instructions:  As set forth on attached Purchaser Schedule.

(B)(a)Name of Purchaser:

(b)Principal amount:

(c)Final maturity date:

(d)Principal prepayment dates and amounts:

(e)Interest rate:

(f)Interest payment period:  [monthly] [quarterly] [semi-annually]

(g)Payment and notice instructions:  As set forth on attached Purchaser Schedule.

[(C), (D) . . . same information as above.]

II.Closing Day:  _______________  _____, _______

Dated:

Exhibit C-1

WD-40 COMPANY

By:
Name:
Title:

PGIM, INC.

By:
Name:
Title:	Vice President

[PRUDENTIAL AFFILIATE]

By:
Name:
Title:	Vice President

Exhibit C-2

Execution Version

Exhibit D-1

MULTIPARTY GUARANTY

This MULTIPARTY GUARANTY (as amended, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of November 15, 2017, is made jointly and severally by each of the Persons listed on the signature pages hereof as Guarantors and each of the other Persons that from time to time becomes an Additional Guarantor pursuant to the terms of Section 14 hereof (each a “Guarantor” and collectively the “Guarantors”), in favor and for the benefit of each of the holders from time to time of the Notes referred to below (each a “Beneficiary” and collectively the “Beneficiaries”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Note Agreement (as defined below).

RECITALS

A.Concurrently herewith, WD-40 Company, a Delaware corporation (the “Company”), is entering into that certain Note Purchase and Private Shelf Agreement, dated as of the date hereof (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Note Agreement”), with the Purchasers named therein.

B.Each Guarantor is a member of an affiliated group of companies that includes the Company and the Guarantors, and the proceeds from the extensions of credit evidenced by the Notes have been used and will be used, in part, to enable such Persons to make transfers among themselves in connection with their respective operations.  Each Guarantor has received and will receive direct and indirect benefits from the transactions contemplated by the Note Agreement.

C.It is a condition precedent under the Note Agreement that the Company’s obligations thereunder be guaranteed by the undersigned Guarantors.

GUARANTY

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, each Guarantor hereby agrees as follows:

1.GUARANTY.

(a)Unconditional Guaranty.  Each Guarantor hereby unconditionally, absolutely and irrevocably guarantees to each of the Beneficiaries the complete payment when due (whether at stated maturity, by acceleration or otherwise) and due performance of all Guaranteed Obligations.  The term “Guaranteed Obligations” means all loans, advances, debts, liabilities and obligations for monetary amounts and otherwise from time to time owing by the Company to the Beneficiaries in connection with the Note Agreement, the Notes and the other Transaction Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future.  This term includes all principal, interest (including interest that accrues after the commencement with

Exhibit D-1-1

respect to the Company of any action under applicable bankruptcy or insolvency law under any applicable jurisdiction, whether or not a claim for post-petition interest is allowed as a claim in such bankruptcy or insolvency proceeding), overdue interest, the Make-Whole Amount, if any, indemnification payments, fees, if any, expenses, costs or other sums (including, without limitation, all fees and disbursements of legal counsel, financial advisors and other advisors) chargeable to the Company under the Note Agreement, the Notes or the other Transaction Documents.

(b)Reimbursement of Expenses Under This Guaranty.  Each Guarantor also agrees to pay upon demand all costs and expenses of the Beneficiaries (including, without limitation, all fees and disbursements of legal counsel, financial advisors and other advisors) incurred by the Beneficiaries in enforcing any rights under this Guaranty.

(c)Guaranteed Obligations Unaffected.  No payment or payments made by any other Guarantor, guarantor or by any other Person, or received or collected by any of the Beneficiaries from any other Guarantor, guarantor or from any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each of the Guarantors hereunder which shall, notwithstanding any such payments, remain liable for the Guaranteed Obligations, subject to Section 7 below, until the Guaranteed Obligations are paid in full in cash.

(d)Joint and Several Liability.  All Guarantors and their respective successors and assigns shall be jointly and severally liable for the payment of the Guaranteed Obligations and the expenses required to be reimbursed to the Beneficiaries pursuant to Section 1(b), above, notwithstanding any relationship or contract of co-obligation by or among the Guarantors or their successors and assigns.

(e)Enforcement of Guaranteed Obligations.  Each Guarantor hereby jointly and severally agrees, in furtherance of the foregoing and not in limitation of any other right that any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. § 362(a) or any similar provision under applicable bankruptcy or insolvency laws of any other jurisdiction), that the Guarantors will upon demand pay, or cause to be paid, in cash, the unpaid amount of all Guaranteed Obligations owing to the Beneficiary or Beneficiaries making such demand.

(f)Notice of Payment Under Guaranty.  Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to any of the Beneficiaries on account of its liability hereunder, it will notify such Beneficiary in writing that such payment is made under this Guaranty for such purpose.

Exhibit D-1-2

2.SUBROGATION.

Notwithstanding any payment or payments made by any Guarantor hereunder, each Guarantor hereby irrevocably waives, solely with respect to such payment or payments, any and all rights of subrogation to the rights of the Beneficiaries against the Company and, except to the extent otherwise provided in the Indemnity and Contribution Agreement, any and all rights of contribution, reimbursement, repayment, assignment, indemnification or implied contract or any similar rights against the Company, any endorser or other guarantor of all or any part of the Guaranteed Obligations, in each case until such time (subject to Section 7 below) as the Guaranteed Obligations shall have been paid in full in cash.  In furtherance of the foregoing, for so long as any Guaranteed Obligations shall remain outstanding, no Guarantor shall take any action or commence any proceeding against the Company or any other guarantor of the Guaranteed Obligations (or any of their respective successors, transferees or assigns, whether in connection with a bankruptcy or insolvency proceeding or otherwise), to recover any amounts in respect of payments made under this Guaranty to the Beneficiaries.

If, notwithstanding the foregoing, any amount shall be paid to any Guarantor on account of such subrogation or other rights at any time when all of the Guaranteed Obligations shall not (subject to Section 7 below) have been paid in full in cash, such amount shall be held by such Guarantor in trust for the Beneficiaries entitled thereto, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over (i) to such Beneficiaries (to be shared ratably based on the respective principal amounts outstanding of Notes held by such Beneficiaries) in the exact form received by such Guarantor (duly endorsed by such Guarantor to any such Beneficiary if required), to be applied against the Guaranteed Obligations of each of such Beneficiaries, whether matured or unmatured, in such order as such Beneficiary may determine, or (ii) as a court of competent jurisdiction may otherwise direct.

3.AMENDMENTS, ETC., WITH RESPECT TO THE GUARANTEED OBLIGATIONS.

Each Guarantor shall remain obligated hereunder notwithstanding:  (a) that any demand for payment of any of the Guaranteed Obligations made by any Beneficiary may be rescinded by such Beneficiary, and any of the Guaranteed Obligations continued; (b) that any of the Note Agreement, the Notes, this Guaranty or the other Transaction Documents may be renewed, extended, amended, modified, supplemented or terminated, in whole or in part (and each Guarantor expressly waives any and all of its rights to consent to any of the foregoing actions described in this clause (b) and agrees that no such action, absent such Guarantor’s consent, will result in the exoneration of such Guarantor under applicable law); (c) that any guaranty, collateral or right of setoff at any time held by any Person for the payment of the Guaranteed Obligations may be obtained, sold, exchanged, waived, surrendered or released; (d) any loss or impairment of any rights of subrogation, reimbursement, repayment, contribution, indemnification or other similar rights of any Guarantor against the Company, any other Guarantor or any other Person with respect to all or any part of the Guaranteed Obligations; (e) any assignment or other transfer by any holder of the Notes of any part of the Guaranteed Obligations or the Notes; (f) any impossibility of performance, impracticability, frustration of purpose or illegality under the Note Agreement, the Notes, this Guaranty or any other Transaction Document or any force majeure or act of any governmental authority; or (g) any reorganization, merger, amalgamation or consolidation of the

Exhibit D-1-3

Company or any Guarantor with or into any other Person.  Each Guarantor hereby waives any and all defenses, counterclaims or offsets which such Guarantor might or could have by reason of any of the foregoing and any other defense or objection which such Guarantor might or could have to the absolute, primary and continuing nature, or the validity, enforceability or amount of this Guaranty (other than any defense based upon the final payment in full in cash and performance in full of the Guaranteed Obligations).

4.GUARANTY ABSOLUTE AND UNCONDITIONAL.

Each Guarantor waives any and all notice of the creation, renewal, extension, amendment, modification or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Beneficiary upon this Guaranty or acceptance of this Guaranty.  The Note Agreement, the Notes, the other Transaction Documents and the Guaranteed Obligations in respect of any of them, shall conclusively be deemed to have been created, contracted for or incurred in reliance upon this Guaranty; and all dealings between the Company or the Guarantors, on the one hand, and any of the Beneficiaries, on the other, shall likewise conclusively be presumed to have been had or consummated in reliance upon this Guaranty.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company, the other Guarantors, any other guarantor or itself with respect to the Guaranteed Obligations.  This Guaranty shall be construed as a continuing, irrevocable, absolute and unconditional guaranty of payment, performance and compliance when due (and not of collection) and is a primary obligation of each Guarantor without regard to (a) the validity or enforceability of the Note Agreement, the Notes, the other Transaction Documents, any of the Guaranteed Obligations or any other guaranty or right of setoff with respect thereto at any time or from time to time held by any Beneficiary, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company or any one or more of the other Guarantors against any Beneficiary, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or any other Guarantor or guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company, any other Guarantor or any other guarantor of the Guaranteed Obligations, in bankruptcy or in any other instance.

When pursuing its rights and remedies hereunder against any of the Guarantors, any Beneficiary may, but shall be under no obligation to, pursue such rights and remedies as it may have against any other Guarantor or any other Person under a guaranty of the Guaranteed Obligations or any right of setoff with respect thereto, and any failure by such Beneficiary to pursue such other rights or remedies or to collect any payments from any such other Guarantor or Person or to realize upon any such guaranty or to exercise any such right of setoff, or any release of any such other Guarantor or Person or any such guaranty or right of setoff, shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies,

Exhibit D-1-4

whether express, implied or available as a matter of law, of each of the Beneficiaries against the Guarantors.

5.RESPONSIBILITY OF GUARANTORS TO STAY INFORMED.

Each of the Guarantors hereby agrees that it has complete and absolute responsibility for keeping itself informed of the business, operations, properties, assets, condition (financial or otherwise) of the Company, the other Guarantors, any and all endorsers and any and all guarantors of the Guaranteed Obligations and of all other circumstances bearing upon the risk of nonpayment of the obligations evidenced by the Notes or the Guaranteed Obligations, and each of the Guarantors further agrees that the Beneficiaries shall have no duty, obligation or responsibility to advise it of any such facts or other information, whether now known or hereafter ascertained, and each Guarantor hereby waives any such duty, obligation or responsibility on the part of the Beneficiaries to disclose such facts or other information to any Guarantor.

6.REPRESENTATIONS AND WARRANTIES.

Each Guarantor hereby represents and warrants to each of the Beneficiaries that:

(a)Such Guarantor, if it is a corporation, limited partnership or limited liability company:  (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) is duly licensed or qualified to do business and is in good standing in every jurisdiction where the ownership of its properties or the nature of its business makes such licensing or qualification necessary, (except where the failure to be licensed or qualified could not reasonably be expected to have Material Adverse Effect); (iii) has all requisite organizational power to conduct its business as currently conducted and as currently proposed to be conducted, and to execute and deliver this Guaranty and to perform its obligations hereunder; and (iv) is in compliance in all respects with all applicable laws, rules, regulations and orders (except where failure to comply could not reasonably be expected to have a Material Adverse Effect);

(b)Such Guarantor, if it is a general partnership:  (i) has all requisite partnership power and authority to conduct its business as currently conducted and as currently proposed to be conducted, to execute and deliver this Guaranty and to perform its obligations hereunder; and (ii) is in compliance in all respects with all applicable laws, rules, regulations and orders (except where failure to comply could not reasonably be expected to have a Material Adverse Effect);

(c)The execution, delivery and performance by such Guarantor of this Guaranty (i) have been duly authorized by all requisite action (including obtaining any necessary consents from the equityholder(s) of such Guarantor), and (ii) do not contravene such Guarantor’s charter documents, bylaws, partnership agreement, operating agreement or any similar agreement;

(d)Neither the execution nor delivery of this Guaranty will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or

Exhibit D-1-5

result in any violation of, or result in the creation of any Lien upon any of the properties or assets of any Guarantor pursuant to, the organizational documents of any such Person, any award of any arbitrator or any agreement (including any agreement with equityholders of such Persons), instrument, order, judgment, decree, statute, law, rule or regulation to which such Person is subject;

(e)Neither the nature of any Guarantor or any of its businesses or properties, nor any relationship between the Guarantors or any Subsidiary and any other Person (including the Company), nor any circumstance in connection with this Guaranty require any authorization, consent, approval, exemption or other action by or notice to or filing with any governmental authority in connection with the execution and delivery of this Guaranty or the fulfillment of or compliance with the terms and provisions hereof, other than (i) those that have already been obtained and (ii) those the failure to obtain of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(f)This Guaranty constitutes a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity;

(g)There is no action, suit, investigation or proceeding pending or, to the knowledge of such Guarantor, threatened which questions the validity or legality of or seeks damages in connection with this Guaranty or any of the other Transaction Documents or any action taken or to be taken pursuant to this Guaranty or any of the other Transaction Documents.  There is no action, suit, investigation or proceeding pending or, to the knowledge of such Guarantor, threatened against such Guarantor or any of its Subsidiaries or any properties or rights of any of the foregoing, by or before any court, arbitrator or administrative or governmental body which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(h)The Guaranteed Obligations are not subject to any offset or defense of any kind against any Beneficiary or the Company;

(i)Such Guarantor has made its appraisal of and investigation into the business, prospects, operations, property or assets, condition (financial or otherwise) and creditworthiness of the Company and the other Guarantors and has made its decision to enter into this Guaranty independently based on such documents and information as it has deemed appropriate and without reliance upon any of the Beneficiaries or any of their partners, directors, trustees, members, officers, agents, designees or employees, and such Guarantor has established adequate means of obtaining from the Company and the other Guarantors, on a continuing basis, financial or other information pertaining to the business, prospects, operations, property, assets, condition (financial or otherwise) of the Company and the other Guarantors; and

Exhibit D-1-6

(j)Neither such Guarantor nor its properties or assets have any immunity from jurisdiction of any court or from any legal process (whether through service of process or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under applicable law.

7.TERMINATION; REINSTATEMENT.

This Guaranty shall remain in full force and effect until all Guaranteed Obligations shall have been satisfied by irrevocable payment in full in cash, upon the occurrence of which this Guaranty shall, subject to the immediately succeeding sentence, terminate.  This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time the payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or otherwise must be restored or returned by any Beneficiary in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor or in connection with the application of applicable fraudulent conveyance or fraudulent transfer law, all as though such payments had not been made.

8.PAYMENTS.

Each Guarantor hereby agrees, upon demand made upon it for payment of the Guaranteed Obligations owing to any Beneficiary, to pay such Guaranteed Obligations to such Beneficiary without setoff or counterclaim in the applicable currency or currencies and in immediately available funds at the location specified by such Beneficiary pursuant to the Note Agreement.

9.SEVERABILITY.

Whenever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations.  If, however, any provision of this Guaranty shall be prohibited by or invalid under any such law or regulation, it shall be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without the remainder thereof or any of the remaining provisions of this Guaranty being prohibited or invalid.

10.HEADINGS.

Section headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose or be given any substantive effect.

Exhibit D-1-7

11.APPLICABLE LAW.

This guaranty shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the state of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

12.ENTIRE AGREEMENT.

This Guaranty constitutes the final, entire agreement among the parties hereto relating to the subject matter hereof and supersedes any and all prior or contemporaneous commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the Guarantors, on the one hand, and the Beneficiaries, on the other hand.  There are no oral agreements between the Guarantors, on the one hand, and the Beneficiaries, on the other hand.

13.CONSTRUCTION.

Each of the Guarantors and the Beneficiaries acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Guaranty with such legal counsel.

14.ADDITIONAL GUARANTORS.

The initial Guarantors hereunder shall be the Subsidiaries of the Company as are signatories on the date hereof.  From time to time subsequent to the date hereof, additional Persons may become parties hereto, as additional Guarantors (each an “Additional Guarantor”), in accordance with the requirements of Section 9.7 of the Note Agreement by executing and delivering to each holder of Notes a Joinder Agreement to this Guaranty in the form of Exhibit A hereto.  Upon delivery of any such executed Joinder Agreement, notice of which is hereby waived by the other Guarantors, each such Additional Guarantor shall be a Guarantor under this Guaranty with the same force and effect, and subject to the same agreements, representations, guaranties, indemnities, liabilities and obligations as if such Additional Guarantor were an original signatory hereof.  Each Guarantor expressly agrees that its obligations arising hereunder shall not be diminished or otherwise affected by the addition or release of any other Guarantor hereunder, nor by any election of the Beneficiaries not to cause any Person otherwise obligated to become a Guarantor hereunder pursuant to the terms of the Note Agreement to become an Additional Guarantor hereunder.  The addition or release of any Guarantor hereunder shall not require the consent of any other Guarantor and all of the Guaranteed Obligations of each Guarantor under this Guaranty shall remain in full force and effect notwithstanding the addition or release of any Guarantor to or from this Guaranty.  Each Guarantor agrees to execute and deliver a Consent and Reaffirmation in the form of Exhibit B hereto, or in a form otherwise satisfactory to the Required Holders, on or prior to the effectiveness of each amendment, consent, supplement or other modification of the Note Agreement or the Notes.

15.COUNTERPARTS; EFFECTIVENESS.

Exhibit D-1-8

This Guaranty and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.  Delivery of an executed counterpart hereof by any Guarantor by facsimile or “PDF” via electronic mail shall be as effective as delivery of a manually executed counterpart hereof.

16.WAIVERS AND AMENDMENTS; SUCCESSORS AND ASSIGNS.

Subject to Section 14, no amendment, waiver or other modification of any term or provision of this Guaranty or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same is in writing and signed by the Required Holders and the Guarantors; provided, however, that no such amendment reducing any payment obligations under this Guaranty shall be effective unless signed by each Beneficiary.  This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its successors and assigns; provided, however, that no Guarantor shall assign this Guaranty or any of the rights or obligations of such Guarantor hereunder without the prior written consent of the Required Holders.  This Guaranty shall inure to the benefit of each of the Beneficiaries and its successors, assigns and transferees.

17.ADDRESS FOR NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by an internationally recognized commercial delivery service (charges prepaid), or (b) by an internationally recognized commercial delivery service (with charges prepaid).  Any such notice must be sent:  (i) if to any Beneficiary, at the address (or telefacsimile number) as provided for such communications in the Note Agreement, and (ii) if to any Guarantor, addressed to such Guarantor care of the Company at the Company’s address (or telefacsimile number) for notices as provided in the Note Agreement, or to such other address as such Guarantor shall have specified to each Beneficiary in writing.  Notices under this Section 17 will be deemed given only when actually received.

18.FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

No failure or delay on the part of any Beneficiary in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence thereto, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing under this Guaranty are cumulative to, and not exclusive of, any rights or remedies otherwise available.

19.INCORPORATION BY REFERENCE OF CERTAIN TERMS.

Each Guarantor hereby (a) irrevocably agrees to be bound by Section 21.7 of the Note Agreement as if such Section were applicable to each Guarantor (notwithstanding that such Section

Exhibit D-1-9

is drafted to apply only to the Company), and (b) makes the submissions, agreements, consents and waivers set forth in such Section that otherwise would apply only to the Company.

[Signature Pages Follow]

Exhibit D-1-10

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty to be duly executed as of the date first above written.

GUARANTORS:

WD-40 MANUFACTURING COMPANY, a California
corporation

By:	/s/ JAY W. REMBOLT
Name:	Jay W. Rembolt
Title:	CFO

HPD LABORATORIES INC., a Delaware corporation

By:	/s/ JAY W. REMBOLT
Name:	Jay W. Rembolt
Title:	CFO

HEARTLAND CORPORATION, a Kansas
corporation

By:	/s/ JAY W. REMBOLT
Name:	Jay W. Rembolt
Title:	CFO

Exhibit A (to Exhibit D-1)

MULTIPARTY GUARANTY

EXHIBIT A

[FORM OF JOINDER AGREEMENT TO

MULTIPARTY GUARANTY]

Joinder Agreement No. [__], dated as of [________] (this “Joinder”), to that certain Multiparty Guaranty, dated as of November 15, 2017 (as amended, supplemented or otherwise modified from time to time, the “Multiparty Guaranty”), made jointly and severally by WD-40 Manufacturing Company, HPD Laboratories Inc., Heartland Corporation and the other Guarantors from time to time party thereto in favor and for the benefit of the Beneficiaries named therein.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Multiparty Guaranty.

1.Pursuant to the Multiparty Guaranty, the Guaranteed Obligations owing to the Beneficiaries are guaranteed by the Guarantors.

2.The undersigned Subsidiary (the “New Guarantor”) is executing this Joinder in accordance with the requirements of Section 14 of the Multiparty Guaranty.

3.The New Guarantor by its signature below becomes a Guarantor under the Multiparty Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Multiparty Guaranty applicable to it as a Guarantor thereunder, and (b) represents and warrants that the representations and warranties made by it as a Guarantor set forth in Section 6 of the Multiparty Guaranty are true and correct on and as of the date hereof.  Each reference to a Guarantor in the Multiparty Guaranty shall be deemed to include the New Guarantor.  The Multiparty Guaranty is hereby incorporated herein by reference.

4.This Joinder may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed signature page to this Joinder by facsimile transmission or “PDF” via electronic mail shall, subject to applicable law, be as effective as delivery of a manually-signed original thereof.

5.Except as expressly modified hereby, the Multiparty Guaranty shall remain in full force and effect.

6.Any provision of this Joinder that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below.

Exhibit A (to Exhibit D-1)

MULTIPARTY GUARANTY

In Witness Whereof, the New Guarantor has executed this Joinder by its duly authorized officer as of the day and year first above written.

[NAME], a [________] [corporation]

By:
Name:
Title:

Address: c/o the Company as provided in the Note Agreement

Exhibit A (to Exhibit D-1)

MULTIPARTY GUARANTY

EXHIBIT B

[FORM OF CONSENT AND REAFFIRMATION]

Reference is made to that certain Multiparty Guaranty, dated as of November 15, 2017 (as amended, supplemented or otherwise modified from time to time, the “Multiparty Guaranty”), made jointly and severally by WD-40 Manufacturing Company, HPD Laboratories Inc., Heartland Corporation and the other Guarantors from time to time party thereto in favor and for the benefit of the Beneficiaries named therein.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Multiparty Guaranty.

Each of the undersigned Guarantors consents to the [REFERENCE APPLICABLE AMENDMENT, CONSENT OR OTHER MODIFICATION] and the transactions contemplated thereby, reaffirms its obligations under the Multiparty Guaranty and its waivers, as set forth in such Multiparty Guaranty of each and every one of the possible defenses to the Guaranteed Obligations and other obligations of such Guarantor.  In addition, each of the undersigned Guarantors reaffirms that its obligations under the Multiparty Guaranty are separate and distinct from the Company’s obligations evidenced by the Notes.  Notwithstanding the foregoing, nothing herein is intended or shall be deemed to limit any Beneficiary’s rights under the Multiparty Guaranty to take actions without the consent of the Guarantors.

GUARANTORS:

WD-40 MANUFACTURING COMPANY, a California
corporation

By:
Name:
Title:

HPD LABORATORIES INC., a Delaware corporation

By:
Name:
Title:

Exhibit B (to Exhibit D-1)

MULTIPARTY GUARANTY

HEARTLAND CORPORATION, a Delaware
corporation

By:
Name:
Title:

[OTHER GUARANTORS ADDED SINCE SERIES A CLOSING DAY]

Exhibit B (to Exhibit D-1)

MULTIPARTY GUARANTY

Execution Version

Exhibit D-2

INDEMNITY AND CONTRIBUTION AGREEMENT

This Indemnity and Contribution Agreement (this “Agreement”), dated as of November 15, 2017, is entered into among each of the Persons identified on the signature pages hereof as Guarantors, and such other Persons who from time to time become parties hereto in accordance with Section 10 of this Agreement (collectively, the “Guarantors” and each, individually, a “Guarantor”) and WD-40 Company, a Delaware corporation (the “Company”).  The Company and the Guarantors are sometimes referred to herein as the “Credit Parties”.  Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Note Agreement (as defined below).

Reference is made to the Note Purchase and Private Shelf Agreement, dated as of the date hereof (as the same from time to time hereafter may be amended, amended and restated, supplemented or otherwise modified, the “Note Agreement”), by and between the Company, on the one hand, and the Purchasers named therein, on the other hand.

The Guarantors are Subsidiaries of the Company, and the proceeds from the issuance and sale of the Notes will be used, in part, by the Company and the Guarantors in connection with their respective operations.

Pursuant to the Transaction Documents, the Credit Parties are jointly and severally liable for all obligations (the “Obligations”) under such documents.  Each Credit Party acknowledges that it has received and expects to receive financial and other support, directly or indirectly, from the other Credit Parties (including, without limitation, in the form of existing liquidity provided to the Credit Parties by the extension of credit from the issuance and sale of Notes); accordingly, each Credit Party has determined that it is in its interest and to its financial benefit to execute and deliver an agreement in the form hereof.

Accordingly, the Credit Parties agree as follows:

SECTION 1.  INDEMNITY AND CONTRIBUTION.

A.Definitions.  The following defined terms are used in this Section 1:

“Claiming Credit Party”  shall mean any Credit Party which has made an Excess Payment until the amount thereof has been reduced to zero through reimbursements to such Credit Party hereunder or otherwise.

“Excess Payment” shall mean, with respect to any payment made by a Credit Party to any holder of a Note pursuant to the terms of the Note Agreement, the Notes, the Multiparty Guaranty or any other Transaction Document on or after any Payment Date, the amount by which such payment exceeds the aggregate amount of proceeds of the Notes

Exhibit D-2-1

received, directly or indirectly, by such Credit Party as of such Payment Date as a result of the credit provided from the issuance and sale of the Notes.  For purposes of this definition of “Excess Payment”, the amount of any payment made by a Credit Party shall include an amount equal to the gross proceeds from any sale of such Credit Party’s assets pursuant to the Transaction Documents to which such Credit Party is a party to satisfy all or any part of the Obligations.

“First Round Contributing Credit Party” shall mean each Credit Party as to which a Payment Deficiency exists.

“Net Worth” shall mean the difference between the following:  (1) the aggregate value of all assets (including contingent assets) of a Credit Party (at fair valuation and present fair saleable value), less (2) the aggregate amount of all liabilities (including contingent liabilities) of that Credit Party.  Net Worth shall be measured, in the case of each Credit Party, as of the date of this Agreement, subject to adjustment in accordance with the provisions of Sections 1C and/or 1D below.  In the event that the Net Worth of any Credit Party is less than zero, the Net Worth of such Credit Party shall be zero for purposes of any computation pursuant to Section 1C and/or 1D below.

“Payment Date” shall mean the maturity date (or the date of any required prepayment) of any of the Notes or the date of any notice of acceleration delivered by any holder of the Notes to the Company pursuant to Section 12.1 of the Note Agreement with respect to any of the Notes.

“Payment Deficiency” shall mean, with respect to any Credit Party as of any Payment Date, the amount by which the aggregate amount of proceeds of the Notes received by such Credit Party, directly or indirectly, from the issuance and sale of the Notes as of such Payment Date exceeds the payments made by such Credit Party under the Note Agreement, the Notes, the Multiparty Guaranty or any other Transaction Documents as of such Payment Date.

“Second Round Contributing Credit Party” shall mean each Credit Party having a positive Net Worth after giving effect to payments made or received by that Credit Party pursuant to Section 1B below.

B.First Round Contributions.  Each Credit Party agrees (subject to Section 3 hereof) that in the event a payment shall be made by any other Credit Party under any of the Transaction Documents, or assets of any other Credit Party shall be sold pursuant to any mortgage, security agreement or similar instrument or agreement to satisfy any Obligations at any time on or after a Payment Date, each First Round Contributing Credit Party shall be responsible, by way of contribution, for the reimbursement to the Claiming Credit Parties of an amount equal to the Excess Payment of each Claiming Credit Party; provided that the aggregate amount owed by any First Round Contributing Credit Party shall not exceed the Payment Deficiency of such First Round Contributing Credit Party.  The aggregate amounts so reimbursed by all First Round Contributing Credit Parties shall be allocated, among all Claiming Credit Parties, in proportion to the Excess Payment made

Exhibit D-2-2

by each such Claiming Credit Party as compared to the aggregate Excess Payments made by all such Claiming Credit Parties.

C.Second Round Contributions.  In the event that an Excess Payment made by a Claiming Credit Party is not completely reimbursed pursuant to Section 1B above, and such Claiming Credit Party has a negative Net Worth after giving effect to such prior reimbursements (but without giving effect to any other reimbursement right under this Section 1), then there shall be a second contribution round for the benefit of that Claiming Credit Party in accordance with this Section 1C.  The Second Round Contributing Credit Parties shall reimburse, to such Claiming Credit Parties, an aggregate amount equal to the total remaining Excess Payments of such Claiming Credit Parties; provided, however, that in no event shall the amount so paid by any Second Round Contributing Credit Party exceed the amount of its Net Worth (before giving effect to the contribution made by such party under this Section 1C).  Subject to the foregoing proviso, the amount so contributed by each Second Round Contributing Credit Party shall be equal to such total remaining Excess Payments multiplied by a fraction, the numerator of which is the Net Worth of such Second Round Contributing Credit Party, and the denominator of which is the aggregate Net Worth of all Second Round Contributing Credit Parties.  The aggregate amount of such contributions under this Section 1C shall, in turn, be allocated among such Claiming Credit Parties in proportion to the remaining Excess Payment of each.

D.Subsequent Round Contributions.  In the event that an Excess Payment made by a Claiming Credit Party pursuant to Section 1C above is not completely reimbursed pursuant thereto (or pursuant to any subsequent round of contribution payments made under this Section 1D), then there shall be a further contribution round in which each Credit Party which made a contribution in the immediately preceding round and continues to have a positive Net Worth after giving effect thereto shall be responsible, by way of contribution, for its pro rata share of such remaining unreimbursed Excess Payments.  The calculation of such further pro rata contribution obligations as between such contributing Credit Parties, and the allocation of such contributions among such Claiming Credit Parties, shall proceed in each such subsequent round in accordance with the respective proration and allocation provisions generally set forth in Section 1C.  Nothing in this Section 1 shall affect any Credit Party’s joint and several liability for all Obligations.

SECTION 2.  No Waiver of Other Rights.  All rights of each Credit Party under Section 1 shall be in addition to and not in derogation of any and all other rights of indemnity, contribution, reimbursement or subrogation which such Credit Party may have under applicable law in respect of the Note Agreement, the Notes, the Multiparty Guaranty or any other Guaranty, as applicable, but in all events subject to the subordination provisions in Section 3.  However, any such other rights of indemnity, contribution, reimbursement or subrogation shall be expressly subordinate (in time and right of payment) to the contractual rights of each Credit Party under Section 1.

SECTION 3.  Subordination.  Each Credit Party (i) subordinates all present and future indebtedness owing to it from any of the other Credit Parties (including, without limitation, under Section 1 and under any of such Credit Party’s rights of indemnity, contribution, reimbursement or subrogation from the other Credit Parties under applicable

Exhibit D-2-3

law to the final payment in full in cash of all of the Obligations, (ii) agrees that it will not accelerate, or make a claim in respect of, such indebtedness or otherwise attempt to enforce any of its rights under Section 1 until all Obligations have been paid in full in cash and (iii) agrees that it will not assign or pledge to any Person all or any part of such indebtedness.

If, notwithstanding the foregoing, any Credit Party shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Credit Party as trustee for the holders of the Notes and shall promptly be paid over (x) to the holders of the Notes for application to the Obligations in accordance with the terms of the Note Agreement and the other Transaction Documents, without affecting in any manner the liability of the other Credit Parties to such Credit Party hereunder, or (y) as a court of competent jurisdiction may otherwise direct.

Notwithstanding anything to the contrary in this Section 3, any Credit Party may make payments to any other Credit Party in respect of indebtedness owing by such Credit Party to any such other Credit Party during such times as no Event of Default has occurred and is continuing.

SECTION 4.    Waivers.

A.Each of the Credit Parties waives, to the extent permitted by applicable law, any right to require a Claiming Credit Party to:  (i) proceed against any Person, including another Credit Party; (ii) proceed against or exhaust any collateral held from another Credit Party or any other Person; (iii) pursue any other remedy in the Claiming Credit Party’s power; or (iv) make any presentments, demands for performance, or give any notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the payments required under this Agreement.

B.Each of the Credit Parties waives, to the extent permitted by applicable law, any defense arising by reason of:  (i) any disability or other defense of, any other Credit Party or any other Person; (ii) the cessation from any cause whatsoever, other than payment in full, of any liability of any Credit Party or any other Person; (iii) any act or omission by a Claiming Credit Party which directly or indirectly results in or aids the discharge of a Credit Party from the obligation to make payments required by this Agreement by operation of law or otherwise; and (iv) any modification of the obligations, in any form whatsoever, including any modification made after revocation hereof to any obligations incurred prior to such revocation, and including without limitation the renewal, extension, acceleration or other change in time for payment of the obligations, or other change in the terms of the obligations or any part thereof, including increase or decrease of the rate of interest thereon.

C.Each of the Credit Parties waives, to the extent permitted by applicable law, all rights and defenses arising out of an election of remedies by a Claiming Credit Party, even though that election of remedies, might prejudice the Credit Party’s rights of subrogation and reimbursement against another Credit Party.

Exhibit D-2-4

SECTION 5.  Termination.  This Agreement shall survive and remain in full force and effect so long as any part of the Obligations has not been paid in full in cash, and shall continue to be effective or be reinstated, as the case may be, if at any time any part of a payment of the Obligations is rescinded or must otherwise be restored by any holder of Notes or any Credit Party upon the bankruptcy or reorganization of any Credit Party, or otherwise.  A Guarantor shall be automatically released from all obligations under this Agreement upon being released as a Guarantor in accordance with the Note Agreement.

SECTION 6.  No Waiver.  No failure on the part of any Credit Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any Credit Party preclude any other or further exercise or the exercise of any other right, power or remedy.  All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law.  No Credit Party shall be deemed to have waived any rights under this Agreement unless the waiver is in writing and signed by the party or parties affected.

SECTION 7.  Binding Agreement.  Whenever in this Agreement any of the parties is referred to, the reference shall include the successors and assigns of the party; and all covenants, promises and agreements by or on behalf of the parties that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.  This Agreement shall not be amended or terminated, nor any provision herein waived, and no Credit Party may assign or delegate any of its obligations under this Agreement (and any attempted assignment or delegation shall be void), without in each case the prior written consent of the Required Holders and each Credit Party.  Each Credit Party acknowledges and agrees that the holders from time to time of Notes are intended indirect beneficiaries of the benefits created in favor of each Credit Party by this Agreement.

SECTION 8.  Severability.  To the extent that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, no party shall be required to comply with the provision for so long as the provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCLUDING CHOICE OF LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

SECTION 10.  Counterparts; Additional Parties.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute but one instrument.  The counterpart signature pages may be detached and assembled to form a single original document.  This Agreement

Exhibit D-2-5

shall be effective with respect to any Credit Party when a counterpart bearing the signature of such Credit Party shall have been executed and delivered to all parties.  From time to time subsequent to the date hereof, additional Persons may become parties hereto as Guarantors in accordance with the requirements of Section 9.7 of the Note Agreement by executing and delivering to each holder of Notes, with a copy to the other parties hereto, a joinder agreement in the form of Exhibit A hereto.  Upon execution and delivery of such a joinder agreement, such Person shall be a Credit Party for purposes of this Agreement.  The addition of any new Guarantor as a party to this Agreement shall not require the consent of any other Credit Party hereunder.

SECTION 11.  Incorporation by Reference of Certain Terms.  Each Credit Party hereby (a) irrevocably agrees to be bound by Section 21.7 of the Note Agreement as if such Section were applicable to each Credit Party (notwithstanding that such Section is drafted to apply only to the Company), and (b) makes the submissions, agreements, consents and waivers set forth in such Section that otherwise would apply only to the Company.

[Remainder of Page Intentionally Blank]

Exhibit D-2-6

The parties have caused this Agreement to be duly executed as of the date hereof.

GUARANTORS:

WD-40 MANUFACTURING COMPANY,
a California corporation

By:	/s/ JAY W. REMBOLT
Name:	Jay W. Rembolt
Title:	CFO

HPD LABORATORIES INC., a Delaware corporation

By:	/s/ JAY W. REMBOLT
Name:	Jay W. Rembolt
Title:	CFO

HEARTLAND CORPORATION, a Kansas
corporation

By:	/s/ JAY W. REMBOLT
Name:	Jay W. Rembolt
Title:	CFO

COMPANY:

WD-40 COMPANY, a Delaware corporation

By:	/s/ JAY W. REMBOLT
Name:	Jay W. Rembolt
Title:	CFO

Exhibit D-2-7

[SIGNATURE PAGE TO INDEMNITY AND CONTRIBUTION AGREEMENT]

Exhibit A

Form of Joinder Agreement to Indemnity and Contribution Agreement

Joinder Agreement No. [__], dated as of [________] (this “Joinder”), to that certain Indemnity and Contribution Agreement, dated as of November 15, 2017 (as amended, supplemented or otherwise modified from time to time, the “Indemnity and Contribution Agreement”), made jointly and severally by WD-40 Company and the other Credit Parties from time to time party thereto.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indemnity and Contribution Agreement.

8.The undersigned Subsidiary (the “New Credit Party”) is executing this Joinder in accordance with the requirements of Section 10 of the Indemnity and Contribution Agreement.

9.The New Credit Party by its signature below becomes a Credit Party under the Indemnity and Contribution Agreement with the same force and effect as if originally named therein as a Credit Party and the New Credit Party hereby agrees to all the terms and provisions of the Indemnity and Contribution Agreement applicable to it as a Credit Party thereunder.  Each reference to a Credit Party in the Indemnity and Contribution Agreement shall be deemed to include the New Credit Party.  The Indemnity and Contribution Agreement is hereby incorporated herein by reference.

10.This Joinder may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed signature page to this Joinder by facsimile transmission or “PDF” via electronic mail shall, subject to applicable law, be as effective as delivery of a manually-signed original thereof.

11.Except as expressly modified hereby, the Indemnity and Contribution Agreement shall remain in full force and effect.

12.Any provision of this Joinder that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Exhibit A (to Exhibit D-2)

In Witness Whereof, the New Credit Party has executed this Joinder by its duly authorized officer as of the day and year first above written.

[NAME], a [________] [corporation]

By:
Name:
Title:

Exhibit A (to Exhibit D-2)

28th Floor New York, NY 10004
Attorneys At Law One Battery Park Plaza, 28th Floor New York, NY 10004 www.grsm.com

EXHIBIT E

[DATE OF APPLICABLE CLOSING]

By E-Mail as PDF Scan

PGIM, Inc.

Each Prudential Affiliate (as defined in the Note Agreement) which is a  Purchaser of the Series [__] Notes

c/o Prudential Capital Group

2029 Century Park East, Suite 715

Los Angeles, California 90067

Re:Note Purchase and Private Shelf Agreement dated November 15, 2017, by and between WD-40 Company and the Purchasers named therein

REQUESTED OMNIBUS FORM OF OPINION OF

SPECIAL COUNSEL

(WD-40 Company, WD-40 Manufacturing Company, HPD Laboratories Inc. & Heartland Corporation)

We have acted as special counsel to each of WD-40 Company, a corporation organized under the laws of the State of Delaware (the “Company”), WD-40 Manufacturing Company, a corporation organized under the laws of the State of California (“WD-40 Manufacturing”), HPD Laboratories Inc., a corporation organized under the laws of the State of Delaware (“HPD”), and Heartland Corporation, a corporation organized under the laws of the State of Kansas (“Heartland”), solely for the purpose of providing the opinions required by Section 4B(1)(f) of the Note Purchase and Private Shelf Agreement dated November 15, 2017, by and between the Company, on the one hand, and the Purchasers named therein, on the other hand (together with any annex, exhibit or appendix thereto, the “Note Agreement”), in connection with the purchase and sale today of the Company’s [___]% Series [__] Senior Notes Due [________] ($[________] Aggregate Original Principal Amount) (the “Series [__] Notes”).

This opinion is being delivered to PGIM, Inc. and the Purchasers of the Series [__] Notes at their request and with the consent of the Company, WD-40 Manufacturing, HPD and Heartland as our clients.  Capitalized terms used herein and not defined herein have the respective meanings specified for such terms in the Note Agreement.

Schedule E-1

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Note Agreement, the Series [__] Notes, the Multiparty Guaranty, the Indemnity and Contribution Agreement and the other related documents and instruments referenced in a Certificate of a duly authorized officer of the Company (the “Certificate”) separately delivered by the Company to our firm, and no other documents.  We have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, the Certificate.

In such examination we have assumed, as of the date hereof, without any independent investigation or inquiry or establishment of any of the facts or assumptions so relied upon:

(i)the genuineness of all signatures on each of the documents examined by us;

(ii)the legal capacity of all natural persons who have signed documents examined by us;

(iii)the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, or photostatic copies or in electronic form and the authenticity of the originals of all such documents;

(iv)that, except to the extent set forth in our opinions below with respect to the Company, WD-40 Manufacturing, and HPD (and subject to all assumptions, qualifications and limitations applicable thereto and herein set forth), each of the parties to the Transaction Documents (A) has been duly formed and organized and is validly existing and in good standing under the laws of its respective governing jurisdiction, (B) has duly authorized, executed, and delivered the documents submitted to us, (C) has all requisite power and authority to enter into and perform its respective obligations under such documents, (D) has obtained, secured or made all consents and approvals of, notice to, or registration with any governmental authorities required in connection with the execution, delivery and performance under, the documents examined by us to which it is a party, and (E) shall not execute, deliver, and/or perform the documents examined by us in a manner that will contravene any provision of such party’s certificate of formation, bylaws or other governing instrument;

(v)that, except to the extent set forth in our opinions below with respect to the Company, WD-40 Manufacturing, HPD and Heartland (and subject to all assumptions, qualifications and limitations applicable thereto and herein set forth), the Note Agreement is enforceable against all parties thereto;

(vi)that the Multiparty Guaranty is necessary or convenient to the conduct, promotion or attainment of the business of each Guarantor.

(vii)that each of the parties to the Note Agreement entered into the Note Agreement in good faith and without any intent to hinder, delay or defraud creditors of the Company, WD-40 Manufacturing, HPD and Heartland;

(viii)that the Company shall apply the proceeds of the Notes as provided in the Note Agreement

Schedule E-2

(ix)that the Note Agreement will be enforced, and the rights and discretion of the parties thereto will be exercised, in circumstances and in a manner which are commercially reasonable;

(x)that there are no other agreements or understandings among the parties to such examined documents, written or oral;

(xi)that there is no usage of trade or course of prior dealings among the parties to such examined documents that would, in any case, define, supplement, alter, or qualify the terms of such documents; and

(xii)that the representations and warranties with respect to factual matters made by the Company, WD-40 Manufacturing, HPD, Heartland, PGIM, Inc. and the Purchasers of the Series [__] Notes in the examined documents were true and correct as and when made or deemed made or repeated and remain true and correct as of the date hereof, and the Company has not exercised any right to terminate the Note Agreement.

The law covered by the opinions expressed herein (the “Applicable Law”) is limited to those federal laws, statutes, rules and regulations of the United States of America (“U.S.”) and laws, statutes, rules and regulations of the State of New York and, with respect to the Company and HPD, the State of Delaware, and, with respect to WD Manufacturing, the State of California, and with respect to Heartland, the laws and regulations pertaining to corporations as set forth in Kansas Statutes Chapter 17 (the “Kansas Corporate Law”) presently in effect that, in our experience, are normally applicable to a transaction of the type referenced in the Note Agreement, other than “Excluded Laws,” which means any laws, statutes, ordinances, rules, regulations, decisions or administrative interpretations of or pertaining to (A) any county, locality or municipality, (B) any federal or state (including the District of Columbia and territories and possessions of the U.S.) securities laws or regulations (except to the extent our opinions paragraphs 6, 7 and 8 cover such laws), (C) the U.S. Commodity Exchange Act, as amended, or any rules or regulations promulgated thereunder, (D) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, or any rules or regulations promulgated thereunder, (E) any federal or state anti-trust or unfair competition laws or regulations, (F) any federal, state or other tax laws or regulations, (G) any federal, state or other environmental or hazardous materials laws or regulations, pertaining to hazardous waste, any hazardous substance, pollution, or any other matter relating to environmental laws or regulations or any other laws or regulations related to health or safety laws, building codes, fire codes, noise ordinances, or the attachment or imposition of any lien on any property of any party to the Note Agreement as a result of any law, statute or decision relating to hazardous waste or any hazardous substance, (H) any federal or state criminal or civil forfeiture laws (including, without limitation, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, as amended) or regulations, (I) any federal, state or other privacy laws or regulations, (J) any federal, state or other land use, zoning or subdivision laws or regulations, (K) the Employee Retirement Income Security Act, as amended, or related laws or regulations and any other federal, state or other pension laws or regulations, (L) the Patient Protection and Affordable Care Act, as amended, or any rules or regulations promulgated thereunder, (M) any federal or state laws related to copyrights, patents, trademarks, service marks or other intellectual property, (N) any federal, state or other health, safety and welfare laws or regulations, (O) any federal or state banking laws or regulations, (P) (1) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT

Schedule E-3

Act of 2001), the Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act of 2015 (USA FREEDOM Act of 2015), the Trading with the Enemy Act, the International Emergency Economic Powers Act, in each case including all amendments or other modifications thereto, and any rules or regulations promulgated thereunder, (2) any other federal, state or other anti-terrorism, anti-money-laundering, anti-bribery or anti-corruption laws or regulations or (3) any economic or financial sanctions or trade embargoes or restrictive measures against one or more sovereign nations or international economic organizations comprised of member states, enacted, imposed, administered or enforced from time to time by the U.S. government, including, without limitation, those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, (Q) any laws that may apply to the Company or PGIM, Inc. due to the nature of any person’s business or activities or the industry in which such person does business or to which the transactions contemplated by the Note Agreement are or may be subject because of the regulatory status of the Company or PGIM, Inc. or because of any facts pertaining to any such party, including but not limited to laws and regulations pertaining to the manufacture, sale, distribution and installation of non-fossil fuel energy producing products, (R) any federal, state or other insurance laws or regulations, (S) any federal, state or other usury laws or regulations other than to the extent covered by the laws of the State of New York, (T) any federal or state law relating to choice of law or conflicts of law, (U) any federal, state or other gaming laws or regulations, (V) any federal, state or other criminal laws or regulations, (W) any federal, state or other laws or regulations governing federally recognized tribes and laws and regulations of such federally recognized tribes, (X) any U.S. Federal Reserve Board regulations (except to the extent our opinion paragraph 8 covers such laws) or federal or state laws pertaining to banks and other depository institutions, (Y) any federal, state or other laws, regulations or policies concerning (1) national and local emergencies, and (2) possible judicial deference to acts of sovereign states, (Z) compliance with fiduciary duty requirements, or (AA) any treaties.    We call your attention to the fact that one or more Excluded Laws may apply to the Note Agreement and we express no opinion with respect to the effect of Excluded Laws on the opinions set forth herein.

A reference in this opinion letter to our “knowledge” means a present awareness of facts, without investigation, by any of the lawyers currently with this firm who have given substantive attention to legal representation of the Company, WD-40 Manufacturing, HPD or Heartland with respect to the Note Agreement that would give us actual knowledge or notice that any such opinions are not accurate or that any of the documents, certificates, reports, and information on which we have relied are not accurate and complete.  We have undertaken no independent investigation or verification of such matters.  We do not accept any liability whatsoever for any knowledge of any other persons, including the other attorneys or legal assistants of this firm, or imputed knowledge regarding such matters or any matters about which we should have known except as noted above.  No opinion is being expressed as to the effect of any event, fact or circumstance of which we have no actual knowledge.

We express no opinion to the extent that the validity, binding nature or enforceability of the Note Agreement may be limited by (a) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally, or (b) the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity).  In addition, we express no opinion as to the effect of suretyship or guarantor defenses or defenses in the nature thereof, with respect to the obligations of any applicable Guarantor and, without limitation of the

Schedule E-4

scope or effect of the foregoing qualifications, we provide no opinion with respect to the enforceability of any provision of the Note Agreement that purports to:

(1)waive or modify any party’s obligations of good faith, fair dealing, diligence, mitigation of damages, reasonableness, or due notice, or the right of redemption under applicable law;

(2)waive equitable rights, remedies, or defenses;

(3)limit any person’s liability for, or relieve any party of the consequences of its own unlawful, willful or negligent acts or omissions, or grant indemnity or a right of contribution in respect thereof;

(4)preclude the modification of the Note Agreement by any means other than a writing;

(5)require the payment or reimbursement of fees, costs, expenses, or other amounts that are unreasonable in nature or amount or without a reasonable accounting of the sums purportedly due;

(6)impose an increased interest rate, interest on interest, late charge, or any additional obligation or burden upon the occurrence of a default or the prepayment of any obligation under the Note Agreement, to the extent such provisions are deemed to constitute a penalty or a forfeiture;

(7)allow any party to the Note Agreement to interfere unreasonably in the conduct of another party’s business;

(8)notwithstanding an agreement to not assign or transfer rights or property that, under applicable law, are assignable or transferable, prohibit the assignment or transfer of such rights or property;

(9)grant to any person a power of attorney or a power of sale, or regulate such sales or execution proceedings inconsistently with the New York State rules of civil procedure;

(10)permit the declaration of a default for an immaterial breach of provisions of any of the Note Agreement;

(11)provide for confession of judgment;

(12)waive trial by jury;

(13)waive the right to assert any statute of limitations;

(14)designate the jurisdiction, forum or venue for resolution of any cause of action or dispute or the method of service of process;

(15)bind persons that are not party to a given document;

(16)give conclusive effect to any calculation, determination or decision, or permit the same to be made in the sole discretion of any person;

(17)that under Applicable Law are deemed to be unconscionable at the time made or which the court finds as a matter of law to have been unconscionable at the time it was made;

(18)waive (i) vaguely or broadly stated rights, (ii) unknown future rights, (iii) the benefits of statutory, regulatory or constitutional rights, unless and to the extent the

Schedule E-5

statute, regulation or constitution explicitly permits such waiver, (iv) unknown future defenses and (v) rights to damages;

(19)provide that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy;

(20)impose limitations on the enforceability of indemnification, release, contribution, exculpatory or non-liability provisions under federal or state securities laws, and under any other applicable statutes or court decisions, including, without limitation, the effect of New York, Delaware and California statutes and cases applying such statutes which have denied enforcement of indemnification agreements against the indemnitee’s negligence, wrongdoing or violation of law;

(21)provide for the unenforceability of provisions prohibiting waivers that are not in writing to the extent that Applicable Law permits oral modifications that have been performed;

(22)require the award of attorneys’ fees, expenses or costs or require the reimbursement of fees, costs, expenses, or other amounts that are unreasonable in nature or amount or without a reasonable accounting of the sums purportedly due;

(23)provide for offsets, self-help or summary remedies, to the extent that enforcement of such provisions is determined by a court to be unreasonable under the existing circumstances;

(24)provide for penalties;

(25)waive the effect of provisions of Applicable Law which impose limitations on the enforceability of time-is-of-the-essence clauses;

(26)provide for the unenforceability, under certain circumstances, of provisions which provide for the absolute, unconditional and irrevocable nature of certain obligations of the Company, WD-40 Manufacturing, HPD or Heartland, regardless of any lack of validity or enforceability of the Note Agreement or specific related transactions thereunder, and regardless of any defenses of the Company, WD-40 Manufacturing, HPD or Heartland to or discharges of such obligations; or

(27)relate to licensing requirements under Applicable Law with respect to the individual or joint ownership or use by the Company, Manufacturing, HPD or Heartland of any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right

We also direct your attention to the fact that provisions in the Note Agreement with respect to forum selection, venue, personal jurisdiction and subject matter jurisdiction, while generally valid and enforceable, are subject in their enforcement to the discretion of an appropriate court of competent jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein we are of the opinion that:

2.Each of the Company, WD-40 Manufacturing, and HPD (a) based on the applicable good standing certificate of the state of formation of each such entity and identified in the Certificate, is duly organized, validly existing and in good standing under the laws of its

Schedule E-6

jurisdiction of organization; (b) has the requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged; and (c) is duly qualified as a foreign corporation or other legal entity to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or in which it maintains an office, and where any statutory fines or penalties or any corporate or similar disability imposed for the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

3.Each of WD-40 Company, WD-40 Manufacturing, and HPD:  (a) has the power and authority (i) to execute and deliver each Transaction Document to which it is a party (and, in the case of the Company, to issue the Notes), and (ii) to perform its obligations and carry out the transactions under each Transaction Document to which it is a party on the terms and conditions set forth therein; and (b) has taken all necessary action to duly authorize the execution and delivery of each Transaction Document to which it is a party (and, in the case of the Company, the issuance of the Notes), and the performance of each Transaction Document to which it is a party.

4.Each of the Company, WD-40 Manufacturing, and HPD has duly executed and delivered each Transaction Document to which it is party.  Each Transaction Document to which the Company, WD-40 Manufacturing, HPD or Heartland is a party constitutes a valid and binding agreement and obligation of each of them, enforceable against each such company in accordance with its terms.

5.No authorization, notice to, consent or approval of, or registration, declaration or other filing with, any Governmental Authority is required on the part of any of the Company, WD-40 Manufacturing, HPD or Heartland for the execution and delivery of the Transaction Documents to which it is a party (and, in the case of the Company, the issuance of the Series [__] Notes) or the performance by each such company of its obligations under the Transaction Documents.

6.Each of the (a) execution and delivery by each of the Company, WD-40 Manufacturing, HPD and Heartland of each of the Transaction Documents to which it is a party (and, in the case of the Company, the issuance of the Series [__] Notes), and (b) performance by each of the Company, WD-40 Manufacturing, HPD and Heartland of its obligations under the Transaction Documents do not:  (i) violate or contravene any Applicable Law, in each case as applicable to each of the Company, WD-40 Manufacturing, HPD and Heartland; (ii) to the best of our knowledge, violate or contravene any order, writ, judgment, decree, determination or award of any Governmental Authority as presently in effect applicable to any of the Company, WD-40 Manufacturing, HPD and Heartland; or (iii) conflict with or result in a breach of or constitute a default under the articles or certificate of incorporation (or similar charter document), or the bylaws (or similar document), of any of the Company, WD-40 Manufacturing, HPD or Heartland.

7.It is not necessary in connection with the offer, sale and delivery of the Series [__] Notes to the Series A Purchasers in the manner contemplated by the Note Agreement to register the Series [__] Notes under the Securities Act of 1933, as amended, or to qualify an indenture in respect of the Series [__] Notes under the Trust Indenture Act of 1939, as amended.

8.None of the Company, WD-40 Manufacturing,  HPD and Heartland is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

Schedule E-7

9.The extension, arranging and obtaining of the credit represented by the Series [__] Notes  does not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Notwithstanding anything in this opinion letter to the contrary, the opinions set forth above are given only as of the date hereof. We disclaim any obligation to update any of the opinions rendered herein and express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

The opinions set forth above are expressly limited to the matters stated. No opinion is implied or may be inferred beyond what is explicitly stated in this letter.  This opinion is intended solely for your benefit and the benefit of your successors or transferees and is not to be made available to or relied upon by any other Person, firm, or entity without our prior written consent; provided, however, that this opinion may be made available to Persons with regulatory authority over you, including, without limitation, the National Association of Insurance Commissioners. This opinion letter is provided to you as a legal opinion only, and not as a guarantee or warranty of any matters discussed herein, and, without our prior written consent, may not be relied upon by, or quoted or delivered to, any other party, including any individual or entity whatsoever; provided that you may furnish this opinion letter or copies hereof (i) to insurance and/or bank examiners should they so request in connection with their normal examinations, (ii) to your independent auditors and attorneys, (iii) pursuant to an order or legal process of any court or governmental agency, or as otherwise required by the rules of a national stock exchange, or Applicable Law, or (iv) in connection with any legal action to which you are a party arising out of the transactions contemplated by the Agreement.  This opinion letter is rendered solely in connection with the matters expressly stated herein and may not be relied on in any other context.  No implied opinion may be inferred to extend our opinions beyond the matters expressly stated herein.

Sincerely,

GORDON REES SCULLY MANSUKHANI, LLP

cc:Richard Clampitt

Bradley C. Crawford

James Evert

Schedule E-8

Exhibit F

COMPLIANCE CERTIFICATE

Financial Statement Date – November 30, 2017

To:PGIM, Inc. and the Note Holders (as defined below) c/o Prudential Capital Group

Re:Note Purchase and Private Shelf Agreement dated as of November 15, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Note Agreement”) among WD-40 Company, a Delaware corporation (the “Company”), and PGIM, Inc. (“PIM”) and certain Prudential Affiliates (as defined in the Note Agreement) as holders of promissory notes issued by the Company under the Note Agreement (the “Note Holders”).  Capitalized terms used but not otherwise defined herein have the meanings provided in the Note Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that he is the Chief Financial Officer of the Company, and that, in his capacity as such, he is authorized to execute and deliver this Compliance Certificate to PIM and the Note Holders on the behalf of the Company, and that:

1.The unaudited financial statements required to be delivered to the Note Holders by Section 7.1 of the Note Agreement for the fiscal quarter of the Company ended as of the above date have been filed with the SEC and are available through access to the Company’s investor relations page at www.wd40company.com.

Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as of such date and for  such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.Upon review of the relevant provisions of the Note Agreement, the undersigned has made, or caused to be made under direct supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by such financial statements and that review has not disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default.

3.During such fiscal period there have been no changes to a Principal Credit Facility that would constitute a Most Favored Provision as described in Section 9.8 of the Note Agreement that has not been previously disclosed to PIM and the Note Holders.

4.The financial covenant analyses and information set forth on Schedule 1 attached hereto (i) are true and accurate on and as of the date of this Compliance Certificate and (ii) demonstrate the Company’s compliance with Section 10 of the Note Agreement and any Most Favored Provision incorporated into the Note Agreement, if any, as required by the provisions of Section 7.2(a) of the Note Agreement.

6.As of the date of this Compliance Certificate, each Subsidiary that is required to be a Guarantor by Section 9.7 of the Note Agreement is a Guarantor.  The following Subsidiaries of the Company are Guarantors under the Note Agreement:

WD-40 Manufacturing Company

HPD Laboratories, Inc.

Heartland Corporation

7.Set forth below is a summary of all material changes in GAAP and in the consistent application thereof occurring during the most recent fiscal quarter ending prior to the date hereof, the effect on the financial covenants resulting there from, and a reconciliation between calculation of the financial covenants before and after giving effect to such changes:  [NOT APPLICABLE FOR THIS REPORTING PERIOD]

Schedule F-1

8.During such fiscal period, there has been no change to the corporate structure of the Company, including the addition or disposition of Subsidiaries organized under the laws of a jurisdiction other than a state of the United States of America.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________ 2017.

WD-40 COMPANY

By:
Name:	Jay W. Rembolt
Title:	CFO

Schedule F-2